SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Pharmaceutical Product Development, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

929 North Front Street

Wilmington, North Carolina 28401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2011

TO THE SHAREHOLDERS OF

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

The 2011 annual meeting of shareholders of Pharmaceutical Product Development, Inc. will be held at our principal offices located at 929 North Front Street, Wilmington, North Carolina, on Wednesday, May 18, 2011, at 10:00 a.m. local time, for the following purposes:

1.	To elect a board of eight directors;

2.	To provide an advisory vote on the compensation of the Company’s named executives officers, commonly referred to as a “say-on-pay” vote;

3.	To provide an advisory vote on the frequency of “say-on-pay” votes;

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on March 17, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of shareholders eligible to vote at the meeting will be available for review during our regular business hours at our principal offices in Wilmington, North Carolina beginning on April 1, 2011 and continuing through May 18, 2011 for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this notice, the proxy statement (including an electronic proxy card for the meeting) and our 2010 annual report to shareholders via the internet.

Our shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting. Any shareholder attending the meeting may vote in person even if they returned a proxy. Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible.

Wilmington, North Carolina

Dated: March 31, 2011

By Order of the Board of Directors

/s/	B. Judd Hartman

By:	B. Judd Hartman
Secretary

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

929 North Front Street

Wilmington, North Carolina 28401

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 18, 2011

This proxy statement has been prepared by the management of Pharmaceutical Product Development, Inc. “We,” “our” and the “Company” each refers to Pharmaceutical Product Development, Inc.

In accordance with the Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials, including the notice, proxy statement, electronic proxy card for the meeting and 2010 annual report to shareholders, including financial statements, by providing access to them on the internet. These materials were first available on the internet on March 31, 2011. We mailed a notice of internet availability of proxy materials on or about March 31, 2011 to our shareholders of record and beneficial owners as of March 17, 2011, the record date for the meeting. The proxy statement and notice of internet availability of proxy materials contain instructions for accessing and reviewing our proxy materials on the internet and for voting by proxy over the internet. If you prefer to receive printed copies of our proxy materials, the notice of internet availability of proxy materials contains instructions on how to request such materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you receive in the mail in response to your request. Viewing our proxy materials and voting by proxy electronically will save us the cost of printing and mailing documents to you.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

You are entitled to vote your common stock if you held shares as of the close of business on March 17, 2011. At the close of business on March 17, 2011, a total of 113,084,720 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by Proxies

If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

—	via the internet by accessing the proxy materials on the secure website, http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25511, and following the voting instructions on that website;

—	via telephone by calling toll free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 outside the United States and following the recorded instructions; or

—

by requesting printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the notice of internet availability of proxy materials and completing, dating, signing and returning the proxy card that you receive in response to your request.

The internet and telephone voting procedures are designed to authenticate shareholders’ identities by use of a control number to allow shareholders to vote their shares and to confirm that shareholders’ instructions have been properly recorded. Voting via the internet or telephone must be completed by 11:59 p.m. Eastern time on

May 17, 2011. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

We are not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any matters not described in this proxy statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies may vote your common stock on the new meeting date as well, unless you revoke your proxy instructions before then.

Revoking Your Proxy Instructions

You may revoke your proxy. If you are a shareholder of record, you may either (1) advise our corporate Secretary, B. Judd Hartman, in writing before the meeting, (2) deliver later proxy instructions before the meeting or (3) attend the meeting and vote in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the meeting if you obtain a legal proxy giving you the right to do so.

Counting Votes

The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have submitted or returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced to the meeting. Broker non-votes also count for quorum purposes. If you hold your common stock through a broker, bank or other nominee, generally the nominee may only vote the common stock that it holds for you in accordance with your instructions. However, if the nominee has not received your instructions before the meeting, the nominee may vote on matters that are considered to be routine under rules governing the nominee. If a nominee cannot vote on a particular matter because it is not routine, there will be a “broker non-vote” on that matter. We do not count broker non-votes as votes for or against any proposal. We do count abstentions as votes against a proposal. Although there is no definitive statutory or case law in North Carolina regarding broker non-votes and abstentions, we believe that our intended treatment of them is appropriate. An independent inspector of election will count all votes cast at the meeting and report the results on each matter presented at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. In addition to soliciting proxies by mail, our employees might solicit proxies personally and by telephone. None of these employees will receive any additional compensation for this. We have not, but may, retain a proxy solicitor to assist in the solicitation of proxies for a fee. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Attending the Annual Meeting

If you are a holder of record and plan to attend the annual meeting, please bring your proxy or a photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common stock held in street name, you must get a proxy in your name from the registered holder.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our bylaws currently provide that the number of directors constituting the Board of Directors shall be not less than eight or more than twelve. The Board may establish the number of directors within this range. The number of director seats is currently fixed at eight. There are eight directors presently serving on our Board and the number of directors to be elected at this annual meeting is eight.

Vote Required

Directors are elected by a plurality of the votes cast at the annual meeting. This means that the eight nominees receiving the highest number of votes will be elected.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the election of the nominees named in this proxy statement. Each nominee has agreed to serve and we expect that each of the nominees will be able to serve if elected. However, if any nominee is unavailable for election, the proxies may vote your common stock to elect a substitute nominee proposed by the Board of Directors.

Nominees

The Board of Directors unanimously recommends the eight nominees listed below for election to the Board. Five nominees currently serve as a director of the Company and the remaining three are new director nominees. These three individuals have been nominated to fill the vacancies resulting from the previously announced retirement of General David L. Grange and decisions by Catherine M. Klema and John A. McNeill, Jr. to not stand for reelection at our annual shareholder meeting. Each new director nominee was nominated by Fredric N. Eshelman in his capacity as a shareholder of the Company. The Board of Directors has determined that each nominee other than Dr. Eshelman, the Company’s Executive Chairman, is independent as defined in Rule 5605(a)(2) of the Nasdaq Stock Market listing rules. In addition to the specific bars to independence set forth in that rule, we also consider whether a nominee or his or her affiliates have provided any services to, worked for or received any compensation from us in the past three years in particular. None of our independent directors has done so. In addition, none of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of the Company.

Name of Nominee	Age	Director Since	Position on Board

Stuart Bondurant, M.D.	81	1994	Director
Vaughn D. Bryson	72	n/a	New Director Nominee
Fredric N. Eshelman, Pharm.D.	62	1990	Executive Chairman
Frederick Frank	78	1996	Director
Robert A. Ingram	68	n/a	New Director Nominee
Terry Magnuson, Ph.D.	60	2001	Director
Ernest Mario, Ph.D.	72	1993	Lead Independent Director
Ralph Snyderman, M.D.	71	n/a	New Director Nominee

Stuart Bondurant, M.D. is Emeritus Dean and Emeritus Professor of Medicine at the School of Medicine of the University of North Carolina at Chapel Hill. He was Interim Executive Vice President and Executive Dean for Health Sciences at Georgetown University in Washington, D.C. from 2004 to 2007. He was Dean of the School of Medicine at the University of North Carolina (Chapel Hill) from 1979 to 1994 and from 1996 to 1997. He served as Professor of Medicine at the University of North Carolina (Chapel Hill) from 1979 to 2004. He served as President and Dean of Albany Medical College from 1974 to 1979. Dr. Bondurant was Director of Epidemiologic Studies at the New York Academy of Medicine from January 1995 until March 1996.

Dr. Bondurant has served as President of the American College of Physicians and the Association of American Physicians. He has also served as Interim President of the Institute of Medicine of the National Academy of Science and as Vice President of the American Heart Association and the American Society for Clinical Investigation. He served as the Chairman of the Board of Directors of the North Carolina Biotechnology Center from 1988 to 1992. Dr. Bondurant is a director of Furiex Pharmaceuticals, Inc., the independent, publicly traded, drug development company we spun off in June 2010.

Among other experience, qualifications, attributes and skills, Dr. Bondurant’s stature in the medical community, medical knowledge and experience and management skills led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Vaughn D. Bryson has over 40 years of experience as an executive, a director and advisor in the healthcare industry. He spent 32 years with Eli Lilly and Company, retiring as president and chief executive officer in 1993. From April 1994 to December 1996, Mr. Bryson was vice chairman of Vector Securities International, a healthcare-focused investment banking firm. Mr. Bryson was president of Life Science Advisors, LLC, a healthcare consulting company from 1995 to 2004. He is a founder of Clinical Products, Ltd., a medical foods company. Mr. Bryson has served on the board of directors of many public and private companies including Lilly, Amylin Pharmaceuticals Inc., Elan Corporation plc, Icos Corporation and Chiron Corporation. Mr. Bryson received a Bachelor of Science in Pharmacy from the University of North Carolina at Chapel Hill and completed the Sloan Program at the Stanford University Graduate School of Business Administration.

Among other experience, qualifications, attributes and skills, Mr. Bryson’s stature and experience in the pharmaceutical industry, in-depth knowledge of drug discovery and development, and management skills led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Fredric N. Eshelman, Pharm.D. has served as our Executive Chairman since July 2009. He served as Chief Executive Officer of the Company from July 1990 to July 2009 and as Vice Chairman of the Board of Directors from July 1993 to July 2009. Dr. Eshelman founded the Company’s predecessor and served as its Chief Executive Officer until its sale to the Company in 1989. Dr. Eshelman served as Senior Vice President, Development and as a director of Glaxo Inc., a subsidiary of Glaxo Holdings plc, from 1989 through 1990 before rejoining the Company. Dr. Eshelman is Chairman of the Board of and a consultant to Furiex Pharmaceuticals, Inc.

Among other experience, qualifications, attributes and skills, as our founder, Dr. Eshelman’s unique experience, in-depth knowledge and understanding of drug discovery and development, stature in the pharmaceutical and clinical research organization industries, and perspective on our business in particular led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Frederick Frank serves as Vice Chairman of Peter J. Solomon Company. Before joining Peter J. Solomon Company, Mr. Frank was Vice Chairman of Lehman Brothers and Barclays Capital. He served as a director of Applied Bioscience International Inc. from 1988 until its acquisition by the Company in September 1996. Previously, Mr. Frank served as a Partner of Lehman Brothers from 1969 to 1972, as Managing Director from 1972 to 1993, as Senior Managing Director from 1993 to 1995 and as Vice Chairman and Director from 1995 to 2008. Mr. Frank also serves on the board of directors of Landec Corporation and PDL BioPharma. In the past five years, Mr. Frank also served on the board of directors of Diagnostic Products Corporation and Epix Pharmaceuticals. Mr. Frank is also a Chartered Financial Analyst.

Among other experience, qualifications, attributes and skills, Mr. Frank’s knowledge and understanding of the capital markets and in-depth experience in the life sciences industry led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Robert A. Ingram is General Partner in the firm Hatteras Venture Partners, a venture capital firm that invests in early-stage life science companies. He began his career in the pharmaceutical industry as a professional sales representative and rose through a series of roles with increasing responsibility to ultimately become CEO/Chairman of GlaxoWellcome. He co-led the merger and integration that formed GlaxoSmithKline, the world’s second largest pharmaceutical company. Upon reaching the mandatory retirement age of 60, Mr. Ingram became Vice Chairman Pharmaceuticals, GSK, a role he served until January 1, 2010, at which time he became Strategic Advisor to the Chief Executive Officer, GlaxoSmithKline plc. He continues to serve in that role. Mr. Ingram is on the board of directors of Allergan, Inc., Cree, Inc., Edwards Lifesciences Corporation, Elan Pharmaceuticals, Inc. and Valeant Pharmaceuticals International. He is also currently a director of Lowe’s Companies, Inc., but is not standing for re-election at Lowe’s annual shareholder meeting and will conclude his service on that board in May 2011.

Among other experience, qualifications, attributes and skills, Mr. Ingram’s stature and experience in the pharmaceutical industry, in-depth knowledge of drug discovery and development, and management skills led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Terry Magnuson, Ph.D. currently serves as the Vice Dean for Research of the School of Medicine, the Sarah Graham Kenan Professor and Chair of the Department of Genetics, and the Director of the Program in Cancer Genetics in the Lineberger Comprehensive Cancer Center at the University of North Carolina (Chapel Hill). He also served as the Director of the UNC Carolina Center for Genome Sciences (2000-2010). Prior to joining the University of North Carolina (Chapel Hill) in 2000, Dr. Magnuson was Professor of Genetics and Director of the Developmental Biology Center at Case Western Reserve University. Dr. Magnuson has served on numerous NIH advisory panels and as a member of the Secretariat of the International Mammalian Genome Society from 1999 to 2001. He also served as a member of the board of directors of private organizations including the Genetics Society of America, the Society for Developmental Biology and Chair of the Board of Scientific Overseers of the Jackson Laboratory. Dr. Magnuson also served on the National Academies Human Embryonic Stem Cell Research Advisory Committee and is currently a member of the Stem Cell Working Group of the Advisory Committee for the Director of NIH. He currently serves as a Senior Editor for Genetics. He was elected as a Fellow of the American Academy of Arts and Sciences in 2007 and also of the American Association for the Advancement of Science in 2008.

Among other experience, qualifications, attributes and skills, Dr. Magnuson’s stature in the genomics community, medical knowledge and experience and management skills led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Ernest Mario, Ph.D. is Chairman and Chief Executive Officer of Capnia, Inc., a privately-held pharmaceutical company developing novel therapeutic products to treat migraine and allergic rhinitis using a proprietary gas delivery system. After working as a drugstore pharmacist and then beginning his pharmaceutical industry career as a researcher, Dr. Mario served in management at a number of pharmaceutical companies before being named in 1989 Chief Executive of Glaxo Holdings plc, then the second-largest pharmaceutical company in the world. During Dr. Mario’s tenure, Glaxo brought five major new products to market and its sales and profits increased by 15% annually. From 1993 to 2001, Dr. Mario served as Chairman and Chief Executive Officer of pioneering drug delivery technology company ALZA Corporation until its sale to Johnson & Johnson in 2001. He subsequently served as Chairman and Chief Executive Officer of Reliant Pharmaceuticals, Inc. from 2003 to 2007, where he led the commercialization of Omacor/Lovaza, the first and only prescription omega-3 medication clinically proven to dramatically reduce very high triglycerides. He serves on the boards of a number of public and private companies, including Boston Scientific Corporation, Celgene Corporation, and Maxygen, Inc. In the past five years, Dr. Mario has also served as a member of the board of directors of IntraBiotics Pharmaceuticals, Inc. and Alexza Pharmaceuticals, Inc. In addition, Dr. Mario is active in numerous educational and healthcare organizations. He is Chairman of the American Foundation for Pharmaceutical Education and is

past Chairman of the Duke University Health System. Dr. Mario earned a Bachelor of Science in pharmacy at Rutgers University and a Master of Science and Doctorate in physical sciences at the University of Rhode Island. He holds honorary Doctorate degrees from the University of Rhode Island and Rutgers University, the latter of which in 2001 renamed its pharmacy school the Ernest Mario School of Pharmacy. In 2007, the American Pharmacists Association awarded Dr. Mario the Remington Medal, the pharmacy industry’s highest honor.

Among other experience, qualifications, attributes and skills, Dr. Mario’s stature in the pharmaceutical industry, experience and skills as an executive and entrepreneur in the life sciences industry and management skills led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Ralph Snyderman, M.D. has been Chancellor Emeritus and James B. Duke Professor of Medicine at Duke University since July 2004. He is the founder and chairman of Proventys Inc., a developer of diagnostic tools for use with personalized medicine. In addition, from January 2006 to November 2009, he consulted for New Enterprise Associates as a venture partner. Dr. Snyderman is a member of the board of directors of Targacept, Inc., and within the past five years, he served on the board of directors of The Proctor & Gamble Company and Axonyx Inc., a predecessor to Raptor Pharmaceuticals Corp. Dr. Snyderman oversaw the development of the Duke University Health System in his role as president and chief executive officer. In addition to his academic and administrative expertise, Dr. Snyderman is internationally recognized for his contributions as a research physician in the field of inflammation.

Among other experience, qualifications, attributes and skills, Dr. Snyderman’s stature in the medical community, management skills and knowledge of drug discovery and development led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Information About the Board of Directors and its Committees

The Board of Directors is responsible for the general oversight and management of the Company. The Board oversees risks related to the Company’s business through reports from the Chief Executive Officer and the Board’s committees. The Board has historically separated the positions of Chairman of the Board and Chief Executive Officer, with Dr. Mario serving as independent Chairman while Dr. Eshelman was Chief Executive Officer. In July 2009, we appointed General Grange as Chief Executive Officer and Dr. Eshelman as Executive Chairman. At that time, we also named Dr. Mario Lead Independent Director. While the Board believes the separation of these positions has served the Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company and Dr. Eshelman’s historical and strategic experience and understanding of our Company and industry.

The Board of Directors has established a Finance and Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Mr. Frank, Chairman, Dr. Bondurant, Catherine M. Klema, Dr. Magnuson and John A. McNeill, Jr., each of whom is independent under the Nasdaq Stock Market listing rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, are the members of the Finance and Audit Committee. In 2010, the Finance and Audit Committee held four meetings. The Finance and Audit Committee is solely responsible for the engagement of the independent auditors; reviews with management and with the independent auditors the scope and results of the Company’s audits, the internal accounting controls of the Company, financial reporting processes and audit policies and practices; pre-approves all of the professional services furnished by the independent auditors; and oversees the Company’s internal audit function and corporate compliance program. The Committee is responsible for monitoring the risks related to financial reporting, accounting, treasury, legal and corporate compliance matters. The Committee fulfills this responsibility through systematic, regular reviews of these functions with the support of the internal and independent auditors, and reports the results of these reviews to the Board as appropriate. A copy of the Finance and Audit Committee charter was attached as Appendix A to the proxy statement for our annual shareholder meeting held May 20, 2010.

Mr. McNeill, Chairman, Dr. Bondurant, Ms. Klema and Dr. Mario, each of whom is independent under the Nasdaq Stock Market listing rules, are the members of the Compensation Committee. During 2010, the Compensation Committee held four meetings. Pursuant to the Compensation Committee charter, the Compensation Committee has the sole authority to determine the compensation of the Company’s Executive Chairman and Chief Executive Officer, to review and approve the compensation of the Company’s other executive officers and to review the compensation of the Company’s directors and recommend changes in the directors’ compensation to the Board of Directors. The Committee also oversees the administration of the Company’s equity compensation, retirement, incentive compensation and benefit plans. In performing these functions, the Committee evaluates the risks relating to the attraction and retention of talent and the Company’s compensation plans. The board of directors approved amendments to the Compensation Committee charter in 2010 and a copy of the charter, as amended, is attached as Appendix A to this proxy statement.

Dr. Mario, Chairman, Mr. Frank, and Dr. Magnuson, each of whom is independent under the Nasdaq Stock Market listing rules, are the members of the Nominating and Governance Committee. The Nominating and Governance Committee held three meetings in 2010. The Nominating and Governance Committee identifies individuals qualified to become Board members, recommends director nominees to the Board, reviews the composition of the Board and its committees, develops and recommends to the Board appropriate corporate governance guidelines and oversees the Board’s annual self-evaluation process. A copy of the Nominating and Governance Committee charter was filed as Appendix C to the proxy statement for our annual shareholder meeting held on May 20, 2010.

In 2010, the Board held nine meetings. Each incumbent member of the Board during the time he or she served as a director of the Company attended at least 75% of the 2010 meetings of the Board of Directors and Board committees of which he or she was a member. The Board holds closed sessions of its independent directors at each regularly scheduled meeting. The Lead Independent Director serves as the chairperson for these closed sessions.

Although the Company does not have a formal written policy with respect to Board members’ attendance at its annual meeting of shareholders, it is customary for all directors to attend that meeting. In addition, as disclosed below in “Other Information – Compensation of Non-Employee Directors,” Board members are compensated for attending annual shareholder meetings. All of our directors attended the 2010 annual meeting of shareholders.

Shareholders may send any communications regarding Company business to the Board of Directors or any individual director in care of the Secretary of the Company at our principal executive offices located at 929 North Front Street, Wilmington, North Carolina 28401. The Secretary will forward all such communications to the addressee(s).

To be considered as a director nominee, an individual must have high personal and professional character and integrity, exceptional ability and judgment, experience at a strategy/policy setting or high managerial level, relevant career specialization or technical skills, sufficient time to devote to Company matters and an ability to work with the other director nominees to collectively serve the long-term interests of the shareholders. In addition to these minimum requirements, the Nominating and Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing directors’ skills and the Board’s need for operational, management, financial, international, industry-specific or other expertise. We do not have a specific written policy with regard to the consideration of diversity in identifying director nominees. We focus on identifying nominees with experience, qualifications, attributes and skills to work with the other directors to serve the long-term interests of our shareholders. All those matters being equal, we do and will consider diversity a positive additional characteristic in potential nominees.

The Nominating and Governance Committee invites Board members to submit nominations for director. In addition to candidates submitted by Board members, director nominees recommended by shareholders will be considered. Shareholder recommendations must be made in accordance with the procedures described in the following paragraph and will receive the same consideration that other nominees receive. All nominees are evaluated by the Nominating and Governance Committee to determine whether they meet the minimum qualifications and whether they will satisfy the Board’s needs for specific expertise at that time. The Committee recommends to the full Board nominees for election as directors at the Company’s annual meeting of shareholders.

Our bylaws permit any shareholder of record to nominate directors. You must give written notice of your intent to make nominations by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company. Any such timely notice will be forwarded to the Nominating and Governance Committee. If the election is to be held at the annual meeting of shareholders, you must give your notice not more than 90 days nor less than 50 days before the meeting. If the election is to be held at a special meeting of shareholders called to elect directors, you must give your notice by the tenth business day following the date on which notice of the special meeting is first given to shareholders. Your notice must include the following: (1) your name and address, as they appear on the Company’s books, and the name and residence address of the persons to be nominated; (2) the class and number of shares of the Company which you beneficially own; (3) a representation that you are a shareholder of record of the Company entitled to vote at the meeting and intend to appear in person or by proxy to nominate the persons specified in your notice; (4) a description of all arrangements or understandings between you and each nominee and any other persons, by name, as to how you will make the nominations; (5) all other information regarding each nominee you propose which is required to be disclosed in a solicitation of proxies for election of directors or is required under Regulation 14A of the Securities Exchange Act of 1934, including any information required to be included in a proxy statement if the nominee had been nominated by the Board of Directors; and (6) the written consent of each nominee to be named in a proxy statement to serve as a director, if elected.

Except for the nominations received from Dr. Eshelman, no shareholder has nominated anyone for election as a director at this annual meeting.

PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is providing its shareholders with the opportunity to cast an advisory vote on the compensation of its Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (the “Say-on-Pay Vote”). The Say-on-Pay Vote is not intended to address any specific element of compensation; rather, this Vote relates to the overall compensation of our Named Executive Officer as described in this proxy statement.

Executive compensation is an important matter to our shareholders. The goals for the Company’s executive compensation program are to attract, retain and motivate talented executives, provide competitive and equitable compensation, reward executives for Company and individual performance, provide long-term incentive compensation through equity grants and promote long-term shareholder value. Our executive compensation program and the compensation of our named executive officers are discussed in detail in the “Executive Compensation” section of this proxy statement on pages 13 to 29, including the Compensation Discussion and Analysis section and the executive compensation tables and related narrative disclosures. We urge you to read these important sections of this proxy statement as you evaluate your Say-on-Pay Vote. For a summary of the Company’s 2010 performance and the related compensation decisions, please see the “Executive Summary” beginning on page 13.

This Say-on-Pay Vote is only an advisory vote, meaning that it will serve as a recommendation to the Board of Directors, but will not be binding. Nonetheless, we value the opinion of our shareholders on this important topic, and the Compensation Committee will review the voting results and take them into consideration when making future compensation decisions for named executive officers.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as disclosed in this proxy statement. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2011 annual meeting of shareholders pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables), is hereby approved.”

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast at the meeting.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted in favor of Proposal No. 2.

PROPOSAL NO. 3 – ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

As described in Proposal No. 2 above, the Company’s shareholders are being provided the opportunity to cast an advisory Say-on-Pay Vote. We are also required by the Dodd-Frank Act to seek an advisory vote from our shareholders on how frequently they are given an opportunity to cast a Say-on-Pay Vote in our proxy materials for future annual shareholder meetings (or any special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). This vote is commonly referred to as the “Say-on-Frequency Vote.” Under this Proposal No. 3, you may vote to have a Say-on-Pay Vote every year, every two years or every three years. You may also choose to abstain.

Our Board of Directors recognizes the importance of receiving input from our shareholders on important issues such as executive compensation. Our Board and the Compensation Committee also believe that a well-structured compensation program should include plans that drive creation of shareholder value over the long-term, and that it should receive advisory input from our shareholders each year.

Like the Say-on-Pay Vote, the Say-on-Frequency Vote is advisory, meaning it will serve as a recommendation to the Board of Directors, but will not be binding. However, the Board of Directors and the Compensation Committee value the opinion of our shareholders and will review and consider the voting results.

You may cast your vote on the preferred frequency of a Say-on-Pay Vote by choosing the option of one year, two years, three years or abstaining from voting when voting in response to the following resolution:

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every [year, OR two years OR three years].”

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of a majority of the votes cast at the meeting.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted in favor of annual Say-on-Pay Votes.

PROPOSAL NO. 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Finance and Audit Committee of our Board of Directors has appointed the firm of Deloitte & Touche LLP, Charlotte, North Carolina, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. While the Finance and Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, the Committee and the Board of Directors are requesting that the shareholders ratify this appointment. If the shareholders ratify this appointment, the Finance and Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in our best interests and the best interests of our shareholders. If the shareholders do not ratify this appointment, the Finance and Audit Committee may reconsider, but might not change, its appointment.

Deloitte & Touche LLP has audited our financial statements annually since 2002. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of a majority of the votes cast at the meeting.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted in favor of Proposal No. 4.

OTHER INFORMATION

Principal Shareholders

The following table shows the number of shares of the Company’s common stock beneficially owned as of the record date for the meeting, March 17, 2011, by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each director and nominee for director, (3) each of our executive officers named in the Summary Compensation Table below (the “Named Executive Officers”) and (4) all current directors and executive officers of the Company as a group. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown, and their address is c/o Pharmaceutical Product Development, Inc., 929 North Front Street, Wilmington, North Carolina 28401. As of March 17, 2011, the Company had 113,084,720 shares of common stock outstanding. Share ownership in each case also includes shares issuable upon exercise of outstanding options that can be exercised within 60 days after March 17, 2011 for purposes of computing the percentage of common stock owned by the person named. Options owned by a person are not included for purposes of computing the percentage owned by any other person.

Name	Shares Beneficially Owned	Percentage Owned

BlackRock, Inc. (1)	9,376,944	7.9%
Stuart Bondurant, M.D. (2)	60,528	*
Vaughn D. Bryson	0	*
Daniel G. Darazsdi (3)	245,316	*
Christine A. Dingivan, M.D. (4)	106,955	*
Fredric N. Eshelman, Pharm.D. (5)	8,310,256	7.3%
Frederick Frank (6)	153,196	*
David L. Grange (7)	6,485	*
Robert A. Ingram	0	*
Catherine M. Klema (8)	71,980	*
Terry Magnuson, Ph.D. (8)	92,681	*
Ernest Mario, Ph.D. (9)	621,859	*
John A. McNeill, Jr. (10)	3,137,971	2.8%
William J. Sharbaugh (11)	252,038	*
Ralph Snyderman, M.D.	0	*
Wellington Management Company, LLP (12)	9,851,535	8.3%
All current directors and current executive officers as a group (11 persons)	13,059,265	11.5%

*	Less than one percent.

(1)

Amount reported on Schedule 13G Amendment No. 1 filed on February 8, 2011. The Schedule 13G filed by BlackRock, Inc. does not list any natural persons having voting or investment powers over the shares beneficially owned by BlackRock, Inc. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(2)	Includes 47,138 shares of common stock issuable pursuant to options. Does not include 6,950 shares of restricted stock that Dr. Bondurant deferred under the Company’s deferred compensation plan for non-employee directors.

(3)	Includes 232,889 shares of common stock issuable pursuant to options and 10,000 shares of restricted stock granted on October 1, 2007.

(4)	Consists of shares of common stock issuable pursuant to options.

(5)	Includes 409,500 shares of common stock held in trust, 11,258 shares of common stock held in a limited liability company and 1,685 shares of common stock held by Mrs. Eshelman. Also includes 924,652 shares of common stock issuable pursuant to options and 3,850,000 shares that Dr. Eshelman has pledged to secure personal loans from independent financial institutions. Does not include 89,580 shares of restricted stock that Dr. Eshelman deferred under the Company’s deferred compensation plan for executives.

(6)	Includes 92,681 shares of common stock issuable pursuant to options. Does not include 13,266 shares of restricted stock that Mr. Frank deferred under the Company’s deferred compensation plan for non-employee directors.

(7)	Consists of 6,485 shares of common stock issuable pursuant to options. Does not include 11,280 shares of restricted stock that General Grange deferred under the Company’s deferred compensation plan for non-employee directors or 51,066 shares of restricted stock that he deferred under the Company’s deferred compensation plan for executives.

(8)	Consists of shares of common stock issuable pursuant to options. Does not include 16,494 shares of restricted stock deferred under the Company’s deferred compensation plan for non-employee directors.

(9)	Includes 6,000 shares of common stock held in trust for Mrs. Mario; 6,000 shares of common stock held in trust for Dr. Mario; 58,244 shares of common stock held in a family trust; 275,653 shares of common stock held by Mrs. Mario; and 47,138 shares of common stock issuable pursuant to options. Does not include 12,523 shares of restricted stock that Dr. Mario deferred under the Company’s deferred compensation plan for non-employee directors.

(10)	Includes 2,613,942 shares of common stock held in trust; 365,485 shares of common stock held in a family partnership; 1,195 shares of common stock held in a limited liability company; and 92,681 shares of common stock issuable pursuant to options. Does not include 16,494 shares of restricted stock that Mr. McNeill deferred under the Company’s deferred compensation plan for non-employee directors.

(11)	Includes 239,099 shares of common stock issuable pursuant to options and 10,000 shares of restricted stock granted on May 31, 2007.

(12)	Amount reported on Schedule 13G filed on February 14, 2011. The Schedule 13G filed by Wellington Management Company, LLP does not list any natural persons having voting or investment powers over the shares beneficially owned by Wellington Management Company, LLP. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

Compensation of Non-Employee Directors

Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. In 2009, we paid non-employee directors an annual retainer of $50,000 in quarterly installments after each regularly scheduled meeting of directors. Effective January 2010, the Board of Directors reduced its annual cash retainer from $50,000 to $36,000 in view of the challenging market and business conditions, and this reduced annual cash retainer remains in effect. We also pay each non-employee director $1,000 for each meeting of the Board of Directors attended in person and $1,000 for attendance at our annual meeting of shareholders. We pay each non-employee member of the Finance and Audit Committee $2,500 for each committee meeting attended in person, and we also pay the chairman of that committee an annual retainer of $10,000. For all other committees, we pay the chairman $1,500 for each meeting attended in person and all other non-employee committee members $1,000 per meeting attended in person. In the discretion of the Executive Chairman of the Board of Directors, we pay each non-employee director $500 for each Board and committee meeting attended by telephone. In addition, we grant each non-employee director a fully vested option to purchase common stock having a value of $65,000 on each date that he or she is elected or re-elected to the Board. We also grant each non-employee director restricted stock having a value of $65,000 on the first business day of each calendar year. The restricted stock vests 90% on the first anniversary of the grant, 5% on the second anniversary and 5% on the third anniversary, and is not transferable until the director departs from the Board. In addition to the above, the Lead Independent Director, who receives no other compensation for serving in that capacity, is entitled to administrative assistance in the form of direct access to Company personnel or reimbursement therefore in an amount determined by the Board of Directors or the Compensation Committee. The Lead Independent Director is also entitled to use the Company’s aircraft for personal use up to a maximum of 15,000 miles per year.

We maintain a nonqualified, unfunded deferred compensation plan that permits members of our Board of Directors to defer current income for future financial and retirement needs. Directors may defer up to 100% of their annual retainer and meeting fees on a pre-tax basis. Directors also have the opportunity to defer payment of restricted stock. We do not make contributions to this plan on behalf of any director and, other than accruals for interest on deferred cash compensation and dividend equivalents on deferred restricted stock, all amounts credited to these plans consist of compensation that was otherwise payable to the directors.

Cash amounts deferred each quarter earn interest based upon the three-month London Interbank Offered Rate, or LIBOR, plus 1.5%, which we believe is a reasonable rate of interest. The average annual interest rate during 2010 was 1.8%. Shares of restricted stock that are deferred are held as restricted stock units, payable as shares of common stock if and when the units become payable. The restricted stock units remain subject to the same vesting conditions as applicable to the shares of restricted stock. In addition, restricted stock units provide for dividend equivalents that are payable in cash at the time the units become vested or when the units become payable, depending on the participant’s election.

A participating director may elect to have the deferrals payable on a date specified by the director that is at least two years after the deferral election is made, but not more than 10 years after termination of service as a director. Alternatively, the director may elect to have deferrals payable on such a specified date or the date of termination of service as a director, if earlier. Directors may choose to have deferrals payable either in a lump sum or installments over a period of five years. Separate payment elections are made for each year’s cash and restricted stock deferrals, as applicable. Changes to payment elections are permitted in limited circumstances. Directors may also request unplanned in-service distributions in limited emergency situations. Our Board of Directors may elect to pay out participants in the event of a change of control of the Company.

The following table shows the compensation earned by each non-employee director of the Company for the year ended December 31, 2010.

Director Compensation in Fiscal 2010

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compen- sation ($)		Total ($)

Stuart Bondurant, M.D.	$59,000		$64,992	$ 64,997	$0		$188,989
Frederick Frank	67,000	(4)	64,992	119,514	0		251,506
Catherine M. Klema	54,500		64,992	119,514	0		239,006
Terry Magnuson, Ph.D.	58,000		64,992	119,514	0		242,506
Ernest Mario, Ph.D.	53,500		64,992	119,514	139,113	(5)	377,119
John A. McNeill, Jr.	61,000		64,992	119,514	0		245,506

(1)	Consists of the annual board retainer, meeting fees and committee chair retainers.

(2)	On January 4, 2010, we granted each non-employee director 2,799 shares of restricted stock having an aggregate grant date fair value of $64,992 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718. All directors deferred the entire grant under the Company’s deferred compensation plan for non-employee directors and now hold these shares as restricted stock units under that plan.

(3)	On May 20, 2010, the date on which the directors were re-elected to the Board for a term of one year, each non-employee director was granted nonqualified options to purchase 10,140 shares of common stock of the Company having an aggregate grant date fair value of $64,997 computed in accordance with FASB ASC Topic 718. To compensate for the spin-off of Furiex Pharmaceuticals, Inc., on July 30, 2010, each non-employee director (with the exception of Dr. Bondurant) was granted non-qualified options to purchase 9,090 shares of common stock of the Company vesting over a three-year period and having an aggregate grant date fair value of $54,517 computed in accordance with FASB ASC Topic 718. Dr. Bondurant was not awarded any options because he serves on the board of Furiex Pharmaceuticals, Inc. As of December 31, 2010, the number of shares underlying options held by each non-employee director was as follows: 47,138 shares for Dr. Bondurant; 92,681 shares for Mr. Frank; 81,070 shares for Ms. Klema; 92,681 shares for Dr. Magnuson; 56,228 shares for Dr. Mario; and 92,681 shares for Mr. McNeill.

(4)	Mr. Frank deferred 100% of his 2010 cash Board fees under the Company’s deferred compensation plan for non-employee directors.

(5)	Consists of $92,313 for personal use of the Company’s aircraft and $46,800 for reimbursement for administrative assistance. In 2010, Dr. Mario used the Company’s aircraft for personal use for a total of 9,756 miles. The value of his use of the Company’s aircraft is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on personal use of corporate aircraft, see “Corporate Aircraft Policy” below.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Our compensation programs are designed to reward our Named Executive Officers for the achievement of both short and long-term strategic, operational and financial objectives and increased total shareholder return. The principal components of the compensation of our Named Executive Officers are base salary, discretionary annual cash incentive awards and long-term incentive compensation in the form of equity grants. Through our equity compensation program, which represents a significant portion of the total compensation of our Named Executive Officers, we seek to closely align their interests with those of our shareholders.

In 2010, the Company made steady progress in recovering from a very difficult year in 2009. Despite challenging and uncertain economic and industry conditions, the Company’s net revenue grew 3.8% to $1.47 billion in 2010, compared to an 8.7% decline in 2009 over 2008. The Company continued to secure new strategic alliances and preferred relationships during 2010, a key strategic objective for future long-term growth. In addition, although new business authorizations for 2010 were below expectations, total backlog grew 14% to $3.4 billion as of December 31, 2010. The Company’s operating income, operating margin and earnings per share for the full year 2010 were down compared to 2009, but the Company made good progress over the course of the year in reducing overhead expenses as a percentage of revenue and delivered an operating margin for the fourth quarter of 2010 of 16.2%. The Company also generated $247.7 million in cash flow from operations, resulting in a balance of cash and investments of $638.3 million at year end, with no long-term debt. The Company also accomplished a key strategic objective with the completion of the spinoff of its compound partnering business in mid-2010. Actual full year 2010 revenue and earnings per share results were also within the Company’s 2010 financial guidance ranges, albeit below the midpoint. The Company’s performance in 2010 generated a total one-year return (assuming reinvestment of dividends) for its shareholders of 25.7%, second best among our publicly traded peers.

The Company’s full year 2010 financial and operating performance served as the key factors in determining the levels of the principal components of compensation for our Named Executive Officers, summarized as follows:

Base Salary – Our Named Executive Officers either elected to forego base salary increases for 2011 or received a small percentage increase over their current base salary.

Cash Incentive Awards – Although the Company made good progress in 2010 compared to 2009 as noted above, full year 2010 results were mixed and, with respect to some metrics, below expectations. As a result, our Named Executive Officers received cash incentive awards within the percentage range for their respective position, but below their respective target percentage awards for 2010.

Stock Option Awards – Our Named Executive Officers received stock option awards at or somewhat above target awards in order to reflect their contributions to the Company’s turnaround from 2009, to incentivize future performance and to further align their interests with our shareholders’ interests.

Beginning in 2011, our Named Executive Officers and other members of the Company management will be eligible to participate in a new annual restricted stock unit, or RSU, program under our existing Equity Compensation Plan. The RSU program will supplement the Company’s existing annual stock option program and other equity awards. The Compensation Committee adopted this program in response to the recommendation of its independent compensation consultant to increase the use of restricted stock and to improve the competitiveness of the Company’s equity compensation program and total compensation levels paid to all participants in the new RSU program, including our Named Executive Officers.

Executive Compensation Objectives

The Compensation Committee seeks to establish and implement a compensation system for the Company’s executive officers that is performance-oriented and designed to meet the following objectives:

—	enable the Company to attract, retain and motivate talented executive officers;

—	provide for compensation that is both externally competitive and internally equitable;

—	reward for outstanding Company and individual performance;

—	provide long-term incentive compensation through equity grants; and

—	promote long-term shareholder value.

To achieve these objectives, the Committee seeks to design the Company’s executive compensation program and set compensation levels for the Named Executive Officers that are comparable to those of other companies that compete with us for executive talent. The Committee uses both objective and subjective criteria to evaluate Company and individual performance and set compensation. This approach allows the Committee to exercise discretion and not rely solely on rigid formulas and quantitative analyses. The Committee also generally targets cash compensation at the 50th percentile of our peer companies and supplements that with additional executive compensation in the form of equity awards. Through a discretionary annual cash incentive plan, the Committee also seeks to reward outstanding performance, incentivize future achievement and assist in attracting and retaining our executive officers. Using generally the same analyses and discretion as under the cash incentive plan, we also provide long-term compensation in the form of stock option and restricted stock grants that generally vest over a three-year period. The Committee believes these awards allow the Named Executive Officers to participate in the long-term success of the Company, align their interests with those of our shareholders, reward for past performance and incentivize future performance and help retain talented executive management personnel.

The Committee relies on various sources of information to assist it in establishing and maintaining the Company’s compensation program. Since 1997, the Committee has engaged Frederic W. Cook & Co., Inc., an independent compensation consulting firm, every three years to review and assess the Company’s executive compensation program. As directed by the Committee, the Cook firm evaluates the Company’s base salary, annual cash incentive awards and long-term equity compensation for various members of senior management of the Company, including the Named Executive Officers, and compares the Company’s compensation levels against those offered by public companies in two peer groups.

The Committee also considers data from the Radford Global Life Sciences survey for companies in the life sciences industry with 500 employees or more. Finally, the Committee relies on the experience and knowledge that the Company and its senior management have gained over the years from the administration of the Company’s compensation programs, and seeks input from the Executive Chairman and the Chief Executive Officer on the performance of the other Named Executive Officers and on recommendations for their compensation levels. The Compensation Committee uses information from these sources to assist it in evaluating the competitiveness of the Company’s executive compensation programs, setting compensation levels for the Named Executive Officers and meeting the Committee’s stated compensation objectives.

The Compensation Committee believes that the Company’s compensation programs for its executive officers are competitive and appropriately designed to attract and retain key employees, reward superior performance and promote long-term shareholder value. The Committee plans to continue to review the compensation payable to the Company’s executive officers, periodically evaluate the Company’s compensation practices with the assistance of an independent compensation consultant and make any changes it deems appropriate to the Company’s compensation structure to ensure that the programs are designed and implemented to achieve the Committee’s stated goals.

Executive Compensation Policy

The principal components of compensation for the Company’s Named Executive Officers are base salary, discretionary annual cash incentive awards and long-term incentive compensation in the form of nonqualified stock option and restricted stock awards. The Company also provides severance benefits upon a change in control of the Company, a 401(k) retirement savings plan with matching contributions from the Company, a group health plan, group term life insurance, a wellness program, limited personal use of corporate aircraft, and a nonqualified deferred compensation plan. The Company does not maintain supplemental retirement programs for its Named Executive Officers. In addition, the Company does not make matching or other contributions to the nonqualified deferred compensation plan on behalf of its executive officers, but does provide for a reasonable rate of interest on deferred cash compensation.

Under the direction of the Compensation Committee, the Company has entered into employment agreements with each of its Named Executive Officers. Based on its experience with the Company, the Committee continues to believe that employment agreements with shorter terms and annual performance reviews promote better performance by Company executives. Thus, the Committee continues to adhere to its general policy that employment agreements for its executives will have an initial term of one or two years, with a provision for successive one-year renewal terms unless either party gives notice to the other that the agreement will not be renewed.

Peer Group Compensation Data

As noted above, an important component of our executive compensation analyses is a comparison of our executive compensation to that paid by a group of peer companies. It is only one component we use to evaluate our compensation programs and set compensation levels. However, we believe it is a useful tool because we compete with the peer companies for executive talent. This was particularly true for us in recent years, as we hired a number of new executive officers during that period and are seeking a new Chief Executive Officer as a result of the retirement of General Grange in May 2011.

When we first engaged the Cook firm in 1997, it identified two peer groups for us, one consisting solely of other contract research organizations and one consisting of biopharmaceutical companies and later expanded to include biological product and diagnostic companies that were generally comparable in size to the Company based on revenue, net income and market capitalization. The Cook firm updates these peer groups for changes resulting from mergers, acquisitions, bankruptcies, going-private transactions and other circumstances, removing from the lists any companies that no longer fit the relevant criteria and adding any new ones that do.

In addition to the analysis of compensation information for the public companies in the two peer groups, the Cook firm and the Committee review the most recent Radford Global Life Sciences Survey for competitive pay information for life science companies with 500 employees or more that participate in that Survey.

Tally Sheets

The Committee also periodically reviews tally sheets setting forth and totaling all components of compensation for each of the Company’s Named Executive Officers, including base salary, annual cash incentive awards, equity awards, earnings under the Company’s nonqualified deferred compensation plan, corporate aircraft usage and other perquisites. The tally sheets also set forth information regarding the value of outstanding unexercised stock options, vested and unvested restricted stock, and potential payments under severance agreements upon a change of control of the Company. The overall purpose of these tally sheets is to bring together, in one place, all the elements of compensation of the Named Executive Officers. This allows the Committee to quantitatively analyze both the individual elements of compensation and the aggregate amounts of compensation. It also facilitates our review of the compensation of each of the Named Executive Officers compared to the others, which we do in order to evaluate the internal equity of our executive compensation program. In 2010, the Committee did not make any specific adjustments to Named Executive Officer compensation as a direct result of its review of tally sheets.

The 2009 Cook Report

Consistent with its practice, in 2009, the Committee engaged the Cook firm to assess the Company’s compensation program for various members of senior management of the Company, including the Named Executive Officers. As a part of its analyses, the Cook firm compared the Company’s base salary, annual cash incentive program and long-term equity incentive compensation against similar forms of compensation paid by public companies in our two peer groups selected by the Cook firm. In 2009, the two peer groups consisted of the following companies:

Contract Research Organizations	Biopharm Companies

Charles River Laboratories International, Inc.	Biogen Idec Inc.
Covance Inc.	Biovail Corporation
ICON plc	Cephalon, Inc.
Kendle International Inc.	IMS Health Incorporated
MDS Pharma Services	Life Technologies Corporation
PAREXEL International Corporation	Mettler-Toledo International Inc.
PerkinElmer, Inc.
Sepracor Inc.
Valeant Pharmaceuticals International
Varian, Inc.
Watson Pharmaceuticals, Inc.

In addition, the Cook firm reviewed the 2009 Radford Global Life Sciences Survey for competitive pay information for contract research organizations that participated in the Survey.

The Committee received the report of the Cook firm in December 2009. Based on its analyses, the Cook firm concluded that the Company’s executive compensation structure and levels were conservative and suggested that the Committee consider changes in the annual cash incentive compensation plan and the mix of long-term equity compensation. The Committee continues to consider these and other potential forms of executive compensation to ensure that its stated objectives are met.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any year with respect to certain executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The nonqualified stock option grants that the Company awards under its Equity Compensation Plan, as amended and restated (the “Equity Compensation Plan”) are designed to qualify under the compensation requirements of this provision. The Compensation Committee believes that compensation paid to the Named Executive Officers for 2010 is properly deductible under Section 162(m); however, no assurance can be made in this regard.

In addition, compensation paid to the Company’s Named Executive Officers is intended to satisfy the requirements of Section 409A (and the Treasury Department guidance and regulations issued thereunder) to avoid the imposition of any additional taxes or penalties under Section 409A. Specifically, our deferred compensation plan has been designed to satisfy Section 409A, although no assurance can be made in this regard.

The Committee did not make any specific adjustments to Named Executive Officer compensation in 2010 as a result of tax considerations.

Analysis of Specific Compensation Programs

Base Salary.  The Company’s base salary is designed to recognize the duties and responsibilities of each executive office and the experience, knowledge, ability and skill of the Named Executive Officer that holds each such position. The Committee believes that base salaries are an important component of the Company’s executive compensation program and are critical in attracting and retaining executive talent. The Committee reviews base salaries of the Company’s Named Executive Officers in the first quarter of each year, which is the same cycle on which annual base salaries are generally reviewed for other employees. In setting annual base salaries, the Committee takes into consideration the Company’s overall financial and operating performance in the prior year, the Company-wide target for base salary increases for all employees, market and competitive salary information as noted above, inflation, changes in the scope of an executive officer’s job responsibilities, other components of compensation and other relevant factors. The Committee also reviews the Named Executive Officer’s individual performance and the performance of the divisions, business units or departments for which that person is responsible. For the Executive Chairman, the Committee evaluates his performance and determines the salary adjustment, taking into account the factors noted above. For the Chief Executive Officer, the Committee evaluates his performance and determines his salary, taking into account the recommendation of the Executive Chairman and the factors noted above. For the other Named Executive Officers, the Committee receives an evaluation from the Chief Executive Officer on that person’s performance and a recommendation for a salary adjustment.

For 2011, the Company’s Executive Chairman, Fredric N. Eshelman, Chief Operating Officer, William J. Sharbaugh, and Chief Financial Officer, Daniel G. Darazsdi, each voluntarily elected to forego an increase in their base salary. Each officer made this decision independently to support the Company’s ongoing efforts to control overhead expenses and/or to make additional funds available for raises for other employees in the Company. As a result, the base salaries for Dr. Eshelman and Messrs. Sharbaugh and Darazsdi remain at the same amount as set by the Compensation Committee effective April 1, 2010, namely $740,000 for Dr. Eshelman, $406,825 for Mr. Sharbaugh and $387,972 for Mr. Darazsdi. With the announcement of his retirement, General Grange also elected to forego an increase in his base salary. Finally, the Committee approved an increase in the base salary for the Company’s Executive Vice President and Chief Medical Officer, Christine A. Dingivan, in the amount of two percent, or $7,477, from $373,890 to $381,367.

Annual Incentive Cash Compensation.  The Committee believes that incentive compensation through annual cash bonuses is a critical element of the Company’s executive compensation program. This component of compensation provides an incentive to the Named Executive Officers to achieve both Company and individual performance objectives and to be rewarded for those achievements. Each year, the Compensation Committee adopts a discretionary employee incentive compensation plan for that year. The plan is typically reviewed and approved by the Committee at a meeting held prior to or during the first quarter of the plan year. It applies to all full-time Company employees and provides for bonus ranges and targets for all management and non-management positions based on a percentage of eligible base earnings for the plan year, but with awards made entirely at the discretion of the Committee. The Chief Executive Officer makes recommendations for changes to the bonus ranges and targets for the Company’s Named Executive Officers other than the Executive Chairman and himself. The bonus ranges and targets for the Executive Chairman, the Chief Executive Officer and the Company’s other Named Executive Officers are determined by the Committee. In all cases, the Committee seeks to establish bonus ranges and targets that are designed to ensure that targeted incentive and total cash compensation is competitive.

Annual cash awards under the annual employee incentive compensation plan, including those paid to the Company’s executive officers, are determined and paid during the first quarter of the year following the plan year. The Chief Executive Officer submits his recommendations for annual cash awards for the Named Executive Officers other than himself to the Committee for their review and approval. In accordance with its charter and established practice, the annual cash incentive award for the Executive Chairman is determined solely by the Committee in closed session outside the presence of the Executive Chairman. Likewise, the annual cash incentive award for the Chief Executive Officer is determined by the Committee outside the presence of the Chief Executive Officer, taking into account any recommendations of the Executive Chairman. The Committee determines the annual cash award for the Executive Chairman and the Chief Executive Officer based on the plan as approved by the Committee, the Company’s performance as noted above and such officer’s performance during the plan year.

The employee incentive compensation plan is designed to reward individuals for superior achievement over and above the expected, day-to-day performance of their job duties and responsibilities. Cash payments under the plan are determined, subject to the discretion of the Committee, based on the Company’s overall financial and operating performance as compared to its publicly disclosed financial guidance for the year, business unit or department performance, and individual performance and contributions to the Company during the year. Individual discretionary awards under the plan are made from an annual bonus pool reserved for and based on the Company’s performance. The size of the bonus pool for each year is based on the Company’s annual budget and in most years the target bonuses for eligible participants under the discretionary incentive plan for that year. The corporate objectives used to determine the size of the bonus pool are net revenue and earnings per share, or EPS, as publicly announced. Neither the size of the final bonus pool nor individual discretionary bonuses paid to participants in the incentive plan, including the Named Executive Officers, are based on a specific formula or level of achievement compared to plan, but rather at the discretion of the Committee taking into account the factors discussed above.

The Committee believes that these objectives, including meeting the Company’s projected financial guidance, are achievable, yet challenging. As evidence of that and the exercise of the Committee’s discretion, in 2004 and 2005, the Company achieved outstanding financial and operating performance and the incentive compensation payments made to the Company’s Named Executive Officers for those years were either at or above target. By contrast, the Committee did not pay any incentive compensation awards to the Named Executive Officers for 2003 due to the Company’s lower-than-expected performance for that year. Similarly, for the full years 2006, 2007 and 2008, the Company achieved mixed financial and operating results, and the Committee approved incentive compensation awards that ranged from slightly above to below target. In 2009, although the Named Executive Officers generally performed well against individual objectives and contributed significantly to the Company’s strategic progress and the Company achieved strong cash flow, due to the poor financial and operating performance as compared to plan, each of Messrs. Sharbaugh and Darazsdi, and Dr. Dingivan received payouts below their target bonus levels under the Committee’s incentive compensation plan, and because Dr. Eshelman’s individual objectives were principally focused on corporate achievements, he received a payout under the bottom of his target range. Pursuant to the employment agreement with General Grange, in 2009 the Company paid him a sign-on bonus in lieu of his participation in the Company’s employee incentive compensation plan for that year.

For 2010, as described above under “Executive Summary,” the Company made steady progress in recovering from a very challenging year in 2009. The Company’s net revenue grew, albeit modestly, to $1.47 billion in 2010, compared to a significant decline in revenue in 2009. The Company also accomplished important strategic objectives, including securing new strategic alliances and completing the spinoff of its compound partnering business. In addition, although new business authorizations for 2010 were below our expectations, the Company’s total backlog grew over 2009. The Company also made progress in reducing overhead expenses as a percentage of revenue and improving its operating margin over the course of the year, but the full year actual operating margin was below our expectations and historical levels. The Company generated solid cash flow from operations and ended the year with $638.3 million in cash and investments and no long-term debt. In short, while the Company made good overall progress in 2010 and its full year results were within its financial guidance ranges, the Company’s 2010 financial and operating results were somewhat mixed, and with respect to some metrics, below our expectations.

We set individual performance objectives early in each year as a part of our performance review process. The 2010 objectives for Dr. Eshelman and General Grange focused on their leadership of the Company in achieving corporate and strategic objectives and the Company’s financial guidance. Each of the other Named Executive Officers had individual goals focused on leadership of their respective business unit or functional area, including specific objectives designed to help the business unit or functional area contribute toward achievement of corporate objectives. For 2010, Mr. Sharbaugh’s individual objectives included delivering financial results for 2010 in line with the Company’s guidance, recruiting new executive management for the Company’s clinical development and laboratory segments, overseeing a reorganization of the clinical development segment, supporting the Company’s existing and new strategic partnerships, assuming operational responsibility for the Company’s government and public health services division, leading and overseeing the Company’s global expense reduction initiative, and implementing an improved project review and escalation process. Mr. Darazsdi’s individual objectives included delivering financial results for 2010 in line with the Company’s guidance, supporting the spinoff of Furiex Pharmaceuticals, Inc., capturing facility savings, improving foreign currency risk management, increasing the yield on the Company’s cash resources, lowering the Company’s global tax rate, and completing an internal project to replace the Company’s project bidding tool. Dr. Dingivan’s individual objectives for 2010 included hiring a new leader for, and reorganizing and expanding the depth of, the regulatory affairs department, launching the Company’s new safety and medical communications center in Bulgaria, expanding and increasing the scope of the Company’s medical and development expertise, supporting strategic client partnership opportunities and developing a biosimilars product development consulting practice. Because our incentive compensation programs are based on the discretion of the Committee, we do not attribute specific percentages of individual payouts to the attainment of corporate and individual objectives. Although the Named Executive Officers generally performed well against individual objectives and contributed to the Company’s progress in recovering from 2009, due to the somewhat mixed financial and operating performance, each of the Named Executive Officers received payouts below their target bonus levels under the Committee’s incentive compensation plan for 2010.

Based on the Company’s 2010 financial and operating results and strategic advances, and the individual performance of the Named Executive Officers, all as noted above, the Compensation Committee approved the following incentive compensation awards:

Name and Title	Incentive Compensation Awards
	Target Range % of Eligible Earnings	Actual % of Eligible Earnings	Dollar Amount

Fredric N. Eshelman Executive Chairman	50–90%	56.0%	$414,400

David L. Grange Chief Executive Officer	50-90%	56.0%	$331,917

William J. Sharbaugh Chief Operating Officer	30-70%	40.0%	$160,041

Daniel G. Darazsdi Chief Financial Officer	30-70%	40.0%	$153,033

Christine A. Dingivan Executive Vice President/ Chief Medical Officer	20-60%	32.0%	$118,628

The Committee believes its approach to cash incentive awards properly motivates and rewards the Company’s executive officers and provides the Committee with appropriate discretion and flexibility to set awards that reflect both the Company’s performance and each Named Executive Officer’s contributions for the given year. The cash incentive awards paid under the Company’s employee incentive compensation plan for 2010 set forth above are shown in the Summary Compensation Table on page 22.

Stock-Based Awards.  Stock-based awards under our Equity Compensation Plan are the primary form of long-term compensation offered to our Named Executive Officers. Under our Equity Compensation Plan, the Compensation Committee may grant Named Executive Officers and other employees eligible to participate in the Plan incentive and nonqualified stock options, restricted stock and other forms of stock-based awards.

Annual Stock Option Grants

We grant nonqualified stock option awards to our Named Executive Officers under comprehensive guidelines that apply to all participants in the Equity Compensation Plan to assure internal equity. The Compensation Committee reviews and updates these guidelines annually to ensure that this component of our employee compensation program is competitive. The guidelines establish ranges for the size of an option award for initial, annual and promotion awards of stock options for all eligible positions. The ranges for awards are based upon the position held or to be held. Within these ranges, the actual size of the annual stock option awards for the Company’s executive officers is subject to the Committee’s discretion and, like the cash awards discussed above, is generally tied to the Company’s overall financial and operating performance as compared to the Company financial guidance for the year in question, the individual performance of the Named Executive Officer and the performance of the business unit, department or function for which that person is responsible.

Option awards to Named Executive Officers and other employees eligible to participate in our Equity Compensation Plan generally have a term of 10 years and are typically subject to a three-year vesting schedule, with one-third of the award vesting on each of the first, second and third annual anniversaries of the grant date. Annual stock option awards are priced at the closing price of the Company’s common stock on the date of grant as reported by the Nasdaq Global Select Market. Initial grants and promotion awards are priced at the closing price of the Company’s common stock as reported by the Nasdaq Global Select Market on the date on which the employee commences employment for initial grants or the effective date of promotion for promotion awards, or, if later, the date on which the Committee approves the stock option grant.

The Committee believes its stock option award program is consistent with its stated objective of establishing a performance-based executive compensation system to reward and incentivize the Named Executive Officers because the value of the Executive’s stock options generally will be tied to the Company’s financial and operating performance over time. The Committee believes this link to longer-term performance aligns the interests of the Named Executive Officers with the interests of our shareholders. In addition, the three-year vesting schedule for stock option awards helps the Company retain executive talent because unvested stock options are automatically forfeited upon the termination of an executive officer’s employment. Thus, the recipient of a stock option award is incentivized to remain with the Company during the vesting period.

The Compensation Committee approves annual stock option awards to all eligible employees, including the Company’s Named Executive Officers, at the Committee’s meeting held in February of the year following the year for which the grant is being made. The dates for the meetings of the Board of Directors and its committees, including the Compensation Committee, for each year are typically set at least six months prior to the start of each year. On February 23, 2011, the Compensation Committee held its quarterly meeting, and based on the Company’s performance in 2010 and the individual and business unit performance discussed above, approved the annual nonqualified stock option grants to the Named Executive Officers set forth below.

Name and Title	Number of Options

Fredric N. Eshelman Executive Chairman	90,000

William J. Sharbaugh Chief Operating Officer	45,000

Daniel G. Darazsdi Chief Financial Officer	45,000

Christine A. Dingivan Executive Vice President/ Chief Medical Officer	45,000

With General Grange’s retirement scheduled for May 18, 2011, the Compensation Committee did not grant stock options to him because they would expire prior to vesting. The option grant for Dr. Eshelman is within the annual option award range established for his position under the Committee’s option guidelines and is somewhat above target to reflect strategic considerations and accomplishments, the pending retirement of General Grange and the additional responsibilities that the Company is requiring of Dr. Eshelman during the transition period. The option grants for Messrs. Sharbaugh and Darazsdi and Dr. Dingivan are at the target grant level under the Committee’s stock option guidelines and reflect their individual contributions to the Company’s turnaround in 2010. In addition, in determining the annual option grants, the Committee also took into consideration the lower than target cash bonuses in 2010 and the need to retain their services and address the competitiveness of the Company’s overall compensation levels.

All of the annual stock option grants listed above have an exercise price of $27.27, the closing price of the Company’s common stock on February 23, 2011 as reported by Nasdaq Global Select Market, are exercisable over a period of 10 years from the grant date and are subject to the Company’s standard three-year vesting schedule as described above.

Restricted Stock Grants

In addition to its annual stock option award program, the Committee has in the past approved limited grants of restricted stock to selected executive officers. The Committee approved these grants to recognize significant individual contributions to the Company’s accomplishments, to motivate and incentivize future performance to accomplish the Company’s business objectives and to retain executive talent. The Committee made these restricted stock grants in 2001 and again in 2005. The 2001 restricted stock grants were subject to a three-year cliff vesting schedule. The 2005 restricted stock awards were subject to a three-year linear vesting schedule, such that one-third of the grant vested on the first, second and third annual anniversaries of the grant date. In the event the executive officer’s employment is terminated for any reason, any unvested shares of restricted stock are automatically forfeited to the Company on the date their employment is terminated. The holders of restricted shares are entitled to vote and receive dividends, if any, declared and paid on the Company’s common stock.

In 2007, the Committee approved granting 10,000 shares of restricted stock to Messrs. Sharbaugh and Darazsdi in connection with their being hired as Chief Operating Officer and Chief Financial Officer, respectively. Each of these restricted stock grants was subject to a three-year linear vesting schedule and is now fully vested. In 2009, the Committee approved granting 50,000 shares of restricted stock to General Grange in connection with his being hired as Chief Executive Officer of the Company. This restricted stock grant is subject to a four-year linear vesting schedule.

Restricted Stock Unit Program

In late 2010, the Committee adopted an annual restricted stock unit, or RSU, program under which the Company will make annual RSU grants to the Named Executive Officers and other eligible members of the Company’s senior management pursuant to its existing Equity Compensation Plan. The Committee adopted this program to improve the competitiveness of the Company’s equity compensation and the total compensation levels of all eligible participants in the RSU program, and in response to the recommendation of the Cook firm to increase the use of restricted stock for a portion of the Company’s long-term incentive compensation. As part of this program, the Committee adopted guidelines that establish annual target RSU grants by position. The Committee awarded the first RSU grants under this program to eligible participants on February 23, 2011. These and all RSU grants under this program will be subject to a three-year linear vesting schedule. The following table sets forth the RSU awards for the Named Executive Officers:

Name and Title	Number of RSUs

Fredric N. Eshelman Executive Chairman	30,000

William J. Sharbaugh Chief Operating Officer	15,000

Daniel G. Darazsdi Chief Financial Officer	15,000

Christine A. Dingivan Executive Vice President/ Chief Medical Officer	15,000

The Compensation Committee did not award an RSU grant to General Grange due to his scheduled retirement on May 18, 2011. The RSU grant amounts for each Named Executive Officer were based on the Committee’s RSU grant guidelines and the considerations used by the Committee in determining annual stock option grants as discussed above.

Severance Agreements.  The Company has entered into severance agreements with certain of its Named Executive Officers. Each such agreement provides for the payment of specified severance benefits upon termination of the Named Executive Officer’s employment with the Company, other than for cause, within one year following a change of control of the Company. These severance arrangements are commonly known as “double trigger” agreements because severance benefits are only payable by the Company upon the occurrence of two events or triggers: 1) a change of control of the Company; and 2) the subsequent termination of the executive officer’s employment within one year of the change of control. The Committee believes that it is necessary to enter into severance agreements in order to attract and retain qualified executive officers. These agreements also help ensure that the executive officers who have this benefit can focus on shareholder interests by mitigating concerns about their potential termination and are retained by the Company while an acquisition is being negotiated and consummated. Unlike severance agreements in place for other companies, the Committee does not believe that the Company should pay for any portion of the taxes that may be due and payable with respect to the benefits payable under the severance agreements with its executive officers. Accordingly, under the severance agreements with its Named Executive Officers, the Company is not obligated to “gross up” an executive officer’s compensation for any excise, income or other tax due with respect to the severance benefits payable under these agreements. For a detailed discussion of the Company’s severance agreement with its executive officers, see “Severance Agreements” below. While the Committee considers a Named Executive Officer’s severance benefits in evaluating other elements of compensation, in 2010 the Committee did not make any specific adjustments as a result of the existence of a severance arrangement.

Perquisites and Other Benefits.  The Company maintains broad-based benefits that are provided to all employees, including the Named Executive Officers. These benefits include a 401(k) retirement savings plan with matching contributions, a group health plan, group term life insurance and wellness programs. In addition, the Named Executive Officers are entitled to limited personal use of corporate aircraft, are eligible to participate in the Company’s personal training program offered to senior level staff and may participate in the nonqualified deferred compensation plan that the Company maintains for highly paid executives employed in the United States. The compensation received by the Named Executive Officers with respect to these benefits is included in the Summary Compensation Table below. For a more detailed discussion of the Company’s aircraft policy and nonqualified deferred compensation plan, see “Corporate Aircraft Policy” and “Deferred Compensation Plan” below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	THE COMPENSATION COMMITTEE

John A. McNeill, Jr., Chairman
Stuart Bondurant
Catherine M. Klema
Ernest Mario

Executive Compensation Tables

The table below provides information on the compensation we paid to the Named Executive Officers in 2008, 2009 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)	Total ($)
Fredric N. Eshelman(5)	2010	$740,000	$0	$0	$542,070	$414,400	$0	$14,222	$1,710,692
Executive Chairman	2009	740,000	0	0	652,920	300,000	0	88,977	1,781,897
	2008	729,167	0	0	1,377,585	255,208	0	230,633	2,592,593

David L. Grange(6)	2010	592,708	0	0	875,190	331,917	0	143,316	1,943,131
Chief Executive Officer	2009	263,542	430,000	1,137,500	1,110,760	0	0	188,151	3,129,953
	2008	0	0	0	0	0	0	183,981	183,981

William J. Sharbaugh(7)	2010	400,103	0	0	525,114	160,041	0	73,424	1,158,682
Chief Operating Officer	2009	380,519	0	0	391,752	150,000	0	15,298	937,569
	2008	366,825	0	0	1,061,380	91,706	0	106,697	1,626,608

Daniel G. Darazsdi(8)	2010	382,583	0	0	525,114	153,033	0	22,910	1,083,640
Chief Financial Officer,	2009	367,382	0	0	391,752	150,000	0	81,301	990,435
Treasurer and Assistant	2008	352,552	0	0	827,828	88,138	0	57,539	1,326,057
Secretary

Christine A. Dingivan(9)	2010	370,714	0	0	350,076	118,628	0	6,665	846,083
Executive Vice President/	2009	360,667	177,500	0	195,876	125,000	0	33,982	893,025
Chief Medical Officer	2008	138,587	75,000	0	961,234	0	0	6,994	1,181,815

(1)	We granted General Grange a restricted stock award in 2009 in connection with hiring him as our Chief Executive Officer. The dollar value represents the aggregate grant date fair value of the stock award computed in accordance with FASB ASC Topic 718.

(2)	The column reports the stock option awards received by each Named Executive Officer in 2010. Each Named Executive Officer received an annual stock option award as discussed above under “Compensation Discussion and Analysis – Analysis of Specific Compensation Programs – Stock Based Awards.” Each Named Executive Officer other than Dr. Eshelman received an additional stock option award in connection with the spinoff of Furiex Pharmaceuticals, Inc. in June 2010. Dr. Eshelman did not receive this additional stock option award because he serves as Founding Chairman of and a consultant to Furiex Pharmaceuticals, Inc. The dollar value in this column represents the aggregate grant date fair value of the option awards granted in 2010 to each Named Executive Officer computed in accordance with FASB ASC Topic 718.

(3)	This column reports payments made under the Company’s employee incentive compensation plan for 2008, 2009 and 2010. All amounts were earned in respect of each year and were paid in the first quarter of the subsequent year. For a description of the Company’s employee incentive compensation plan, see “Compensation Discussion and Analysis – Analysis of Specific Compensation Programs – Annual Incentive Cash Compensation” above.

(4)	This column reports the “above-market” interest accrued on deferred cash compensation. Our deferred compensation plan for executives accrues interest on deferred cash compensation based on the three-month LIBOR plus 1.5%. The amount of “above-market” interest in this column equals the difference between the interest accrued at the plan rate and 120% of the quarterly applicable long-term federal rate. For a detailed description of the Company’s deferred compensation plan for executives, see “Deferred Compensation Plan” below. The average annual interest rate under the deferred compensation plan during 2010 was 1.8%.

(5)	The amount reported under “All Other Compensation” for Dr. Eshelman in 2010 consisted of $3,675 in 401(k) plan matching contributions, $3,564 in taxable benefit for premiums paid for group term life insurance on his behalf and $6,983 in taxable benefit for premiums paid for health care insurance on his behalf. The amount reported under “All Other Compensation” for Dr. Eshelman in 2009 consisted of $79,340 for personal use of the Company’s aircraft, $3,675 in 401(k) plan matching contributions, $3,564 in taxable benefit for premiums paid for group term life insurance on his behalf and $2,398 in taxable benefit for premiums paid for health care insurance on his behalf. The amount reported under “All Other Compensation” for Dr. Eshelman in 2008 consisted of $218,910 for personal use of the Company’s aircraft, $3,450 in 401(k) plan matching contributions, $3,564 in taxable benefit for premiums paid for group term life insurance on his behalf and $4,709 in taxable benefit for premiums paid for health care insurance on his behalf. As Executive Chairman, Dr. Eshelman is currently permitted to use the Company’s aircraft for personal use up to a maximum of 30,000 miles per year. Dr. Eshelman did not use the Company’s aircraft for personal use in 2010. Dr. Eshelman used the Company’s aircraft for personal use for a total of 17,806 miles in 2009 and 34,938 miles in 2008. The value of his use of the aircraft is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on personal use of corporate aircraft, see “Corporate Aircraft Policy” below.

(6)	General Grange joined the Company as Chief Executive Officer in July 2009 and has served as a member of the Board of Directors since October 2003. The amount reported under “Bonus” was paid to General Grange as a sign-on bonus at the time of his hire and was in part in lieu of his participation in the Company’s 2009 non-equity incentive plan. The amounts reported under “Stock Awards” and “Option Awards” in 2009 were for equity grants made to General Grange at the time of his hire. The amount reported under “All Other Compensation” for General Grange in 2010 consisted of $136,832 for personal use of the Company’s aircraft and $6,484 in taxable benefit for premiums paid for group term life insurance on his behalf. The amount reported under “All Other Compensation” for General Grange in 2009 consisted of $85,148 for personal use of the Company’s aircraft, $2,374 in relocation expenses, $1,634 in taxable benefit for premiums paid for group term life insurance on his behalf, $64,995 in the aggregate grant date fair value of a restricted stock award granted to General Grange on January 4, 2009 as a non-employee director of the Company and $34,000 in fees paid to General Grange as a non-employee director of the Company. The amount reported under “All Other Compensation” for General Grange in 2008 relates solely to the compensation he received in his capacity as a non-employee director of the Company and consists of $64,981 for a restricted stock award, $65,000 for a stock option award and $54,000 in cash compensation for director fees. General Grange is permitted to use the Company’s aircraft for personal use up to a maximum of 35,000 miles per year. In 2010 and 2009, General Grange used the Company’s aircraft for personal use a total of 24,581 miles and 19,156 miles, respectively. The value of his use of the aircraft is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on personal use of corporate aircraft, see “Corporate Aircraft Policy” below.

(7)	The amount reported under “All Other Compensation” for Mr. Sharbaugh in 2010 consisted of $65,434 for personal use of the Company’s aircraft, $7,180 in 401(k) matching contributions and $810 in taxable benefit for premiums paid for group term life insurance. The amount reported under “All Other Compensation” for Mr. Sharbaugh in 2009 consisted of $7,320 for personal use of the Company’s aircraft, $7,168 in 401(k) matching contributions and $810 in taxable benefit for premiums paid for group term life insurance. The amount reported under “All Other Compensation” for Mr. Sharbaugh in 2008 consisted of $78,633 in relocation expenses, $19,588 for personal use of the Company’s aircraft, $6,663 in 401(k) matching contributions, $1,003 in taxable benefit under the Company’s executive personal training program and $810 in taxable benefit for premiums paid by group life insurance. Mr. Sharbaugh is permitted to use the Company’s aircraft for personal use up to a maximum of 10,000 miles per year. Mr. Sharbaugh used the Company’s aircraft for personal use for a total of 6,810 miles in 2010, 1,718 miles in 2009 and 1,668 miles in 2008. The value of his use of the aircraft is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on the personal use of corporate aircraft, see “Corporate Aircraft Policy” below.

(8)

The amount reported under “All Other Compensation” for Mr. Darazsdi in 2010 consisted of $14,318 for personal use of the Company’s aircraft, $7,350 in 401(k) matching contributions and $1,242 in taxable benefit for premiums paid by group life insurance. The amount reported under “All Other Compensation” for Mr. Darazsdi in 2009 consisted of $64,107 in relocation expenses, $10,675 for personal use of the Company’s aircraft, $5,709 in 401(k) matching contributions and $810 in taxable benefit for premiums paid by group life insurance. The amount reported under “All Other Compensation” for Mr. Darazsdi in 2008 consisted of $48,016 for personal use of the Company’s aircraft, $6,700 in 401(k) matching contributions, $2,013 in taxable benefit under the Company’s executive personal training program and $810 in taxable benefit for premiums paid by group life insurance. Mr. Darazsdi is permitted to use the Company’s aircraft for personal use up to a maximum of 5,000 miles per year. Mr. Darazsdi used the Company’s aircraft for personal use for a total of 1,570 miles in 2010, 2,456 miles in 2009 and 5,931 miles in 2008. Due to the slight overage in 2008, Mr. Darazsdi agreed to limit his use of the Company’s aircraft in 2009 to 4,000 miles. The value of his use of the aircraft is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on the personal use of corporate aircraft, see “Corporate Aircraft Policy” below.

(9)	Dr. Dingivan joined the Company as Executive Vice President and Chief Medical Officer in July 2008. The amount reported under “Bonus” for Dr. Dingivan in 2009 consists of a fixed bonus of $177,500 for 2008 payable in July 2009 in lieu of her participation in the Company’s non-equity incentive plan for 2008. The amount reported under “All Other Compensation” for Dr. Dingivan in 2010 consisted of $6,125 in 401(k) matching contributions and $540 in taxable benefit for premiums paid by group life insurance. The amount reported under “All Other Compensation” for Dr. Dingivan in 2009 consisted of $19,551 in relocation expenses, $7,411 for personal use of the Company’s aircraft, $6,125 in 401(k) matching contributions, $355 in taxable benefit under the Company’s executive personal training program and $540 in taxable benefit for premiums paid by group life insurance. The amount reported under “Bonus” for Dr. Dingivan in 2008 was a sign-on bonus paid at the time of her hire. The amount reported under “All Other Compensation” for Dr. Dingivan in 2008 consisted of $6,200 in relocation expenses, $592 in taxable benefit under the Company’s executive personal training program and $202 in taxable benefit for premiums paid for group term life insurance on her behalf. Dr. Dingivan is permitted to use the Company’s aircraft for personal use up to a maximum of 5,000 miles per year. Dr. Dingivan used the Company’s aircraft for personal use for a total of 1,740 miles in 2009. The value of her use of the aircraft is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on the personal use of corporate aircraft, see “Corporate Aircraft Policy” below.

Tables for Equity Grants, Exercises and Holdings

The following table sets forth information concerning all grants of stock options, restricted stock and other equity awards made to the Named Executive Officers for service during the year ended December 31, 2010.

Grants of Plan-Based Awards in Fiscal 2010

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards (per Share)	Grant Date Fair Value of Stock and Option Awards (2)

Fredric N. Eshelman	2/25/10	-	100,000	$21.17	$ 542,070
David L. Grange	6/17/10	-	50,000	26.64	333,120
	2/25/10	-	100,000	21.17	542,070
William J. Sharbaugh	6/17/10 2/25/10	- -	30,000 60,000	26.64 21.17	199,872 325,242
Daniel G. Darazsdi	6/17/10 2/25/10	- -	30,000 60,000	26.64 21.17	199,872 325,242
Christine A. Dingivan	6/17/10 2/25/10	- -	20,000 40,000	26.64 21.17	133,248 216,828

(1)	The stock option award with a grant date of February 25, 2010 represents the annual stock option award. The stock option award with a grant date of June 17, 2010 represents the grant awarded in connection with the spinoff of Furiex Pharmaceuticals, Inc. Dr. Eshelman did not receive this additional stock option award because he serves as Founding Chairman of and a consultant to Furiex Pharmaceuticals, Inc.

(2)	The grant date fair value of the restricted stock awards and option awards is calculated in accordance with FASB ASC Topic 718.

The options granted to all the Named Executive Officers as shown in the above table on February 25, 2010 were for service in 2009 and were granted in 2010 in the discretion of the Compensation Committee under our Equity Compensation Plan. For a more detailed discussion of the Equity Compensation Plan and these grants, see “Compensation Discussion and Analysis – Analysis of Specific Compensation Programs – Stock-Based Awards” above.

The following table sets forth information concerning the number and value of unexercised options, unvested restricted shares and other unvested or unexercised equity awards held by each Named Executive Officer as of December 31, 2010. Except as noted in footnotes 9, 13, 14 and 19, all of the grants in this table vest one-third per year on each of the first, second and third anniversary dates of the grant.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards (1)						Stock Awards (1)

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price (per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)

Fredric N. Eshelman	0 34,501 34,501 69,003 51,753 207,012 258,764 124,207 41,403	(4) (5) (6) (7) (8) (9) (10) (11)	103,506 69,005 17,252 34,503 0 0 0 0 0	(3) (4) (5) (6)	$20.45 25.74 19.94 43.26 32.47 33.44 20.47 14.78 14.44	02/25/20 02/18/19 11/20/18 02/20/18 02/20/17 02/21/16 11/15/14 12/02/13 12/02/12	0		$0

David L. Grange	0 0 0 6,485	(14)	50,000 103,506 155,259 0	(12) (3) (13)	26.64 20.45 21.98 41.32	06/17/20 02/25/20 07/01/19 05/20/18	38,300	(19)	1,039,462

William J. Sharbaugh	0 0		30,000 62,104	(12) (3)	26.64 20.45	06/17/20 02/25/20	0		0
	20,701	(4)	41,403	(4)	25.74	02/18/19
	18,631	(5)	9,316	(5)	19.94	11/20/18
	18,631	(15)	9,316	(15)	37.69	10/03/18
	41,402 77,630	(6) (16)	20,702 0	(6)	43.26 35.26	02/20/18 05/31/17

Daniel G. Darazsdi	0 0 20,701 15,526 15,526 31,052 93,156	(4) (5) (15) (6) (17)	30,000 62,104 41,403 7,763 7,763 15,526 0	(12) (3) (4) (5) (15) (6)	26.64 20.45 25.74 19.94 37.69 43.26 34.15	06/17/20 02/25/20 02/18/19 11/20/18 10/03/18 02/20/18 10/01/17	0		0

Christine A. Dingivan	0		20,000	(12)	26.64	06/17/20	0		0
	0		41,403	(3)	20.45	02/25/20
	10,350	(4)	20,702	(4)	25.74	02/18/19
	5,175 5,175 62,104	(5) (15) (18)	2,588 2,588 31,052	(5) (15) (18)	19.94 37.69 36.55	11/20/18 10/03/18 07/28/18

(1)	Pursuant to the terms of the Company’s Equity Compensation Plan, all options and deferred restricted stock outstanding as of the date of the spinoff of Furiex Pharmaceuticals, Inc. were equitably adjusted to maintain their intrinsic value. The number of options and stock awards in this table reflect the equitable adjustments.

(2)	Market value is computed by multiplying the number of restricted shares by $27.14, the closing price of the Company’s common stock on the Nasdaq Global Select Market on December 31, 2010, the last business day of 2010.

(3)	These options were granted on February 25, 2010.

(4)	These options were granted on February 18, 2009.

(5)	These options were granted on November 20, 2008.

(6)	These options were granted on February 20, 2008.

(7)	These options were granted on February 21, 2007.

(8)	These options were granted on February 22, 2006.

(9)	These options were granted on November 16, 2004 and vested one-fourth per year on the first, second, third and fourth anniversary dates of the grant.

(10)	These options were granted on December 3, 2003.

(11)	The options were granted on December 3, 2002.

(12)	These options were granted on June 17, 2010 in connection with the spinoff of Furiex Pharmaceuticals, Inc.

(13)	These options were granted on July 1, 2009 and vest one-fourth per year on the first, second, third and fourth anniversary dates of the date of the grant.

(14)	These options were granted on May 21, 2008 upon General Grange’s election as a non-employee director and vested immediately.

(15)	These options were granted on October 3, 2008.

(16)	These options were granted on May 31, 2007.

(17)	These options were granted on October 1, 2007.

(18)	These options were granted on July 28, 2008.

(19)	These restricted shares were granted on July 1, 2009 and vest one-fourth per year on the first, second, third and fourth anniversary dates of the grant.

The following table sets forth information concerning the aggregate number and value of equity awards that were exercised by or vested for each Named Executive Officer in the year ended December 31, 2010.

Option Exercises and Stock Vested in Fiscal 2010

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Fredric N. Eshelman	0	$ 0	0	$ 0
David L. Grange	51,753	196,196	12,766	312,639
William J. Sharbaugh	0	0	3,334	84,484
Daniel G. Darazsdi	0	0	3,334	83,117
Christine A. Dingivan	0	0	0	0

(1)	The aggregate value realized on exercise equals the difference between the fair market value of the shares acquired based on the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the date of the exercise, and the exercise prices for the underlying stock options.

(2)	The aggregate value realized on vesting equals the number of shares vested multiplied by the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the date of vesting.

Deferred Compensation Plan

We maintain a nonqualified, unfunded deferred compensation plan that permits certain highly paid executive employees in the United States to defer current income for future financial and retirement needs. Eligible employees may defer on a pre-tax basis up to 25% of their base salary and, for more senior employees such as Named Executive Officers, up to 100% of their annual incentive compensation. Eligible employees also have the opportunity to defer payment of restricted stock. We do not make contributions to this plan on behalf of any employee, and other than accruals for interest on deferred cash compensation and dividend equivalents on deferred restricted stock, all amounts credited to these plans consist of compensation that was otherwise payable to the participants.

Cash amounts deferred each quarter accrue interest based upon the three-month LIBOR plus 1.5%, which we believe is a reasonable rate. The average annual interest rate during 2010 was 1.8%. Shares of restricted stock that are deferred are held as restricted stock units, payable as shares of common stock if and when the units become payable. The restricted stock units remain subject to the same vesting conditions as applicable to the shares of restricted stock. In addition, restricted stock units provide for cash dividend equivalents that are payable in cash at the time the units become vested or when the units become payable, depending on each participant’s election.

Employee participants may elect to have the deferrals payable either on termination of employment or on a date specified by the participant that is at least two years after the deferral election is made, but not later than age 65. The amount deferred will be payable either in a lump sum or installments over a period of 5, 10 or 15 years as elected by the participant at the time of deferral. Separate payment elections are made for each year’s cash and restricted stock deferrals, as applicable. Changes to payment elections are permitted in limited circumstances. However, these payment elections only become effective if the employee participant retires after age 55 with 10 years of service to the Company. Otherwise, the deferrals are payable in a lump sum following termination of employment, although participants may request unplanned in-service distributions in limited emergency situations. Our Board of Directors may elect to pay out participants in the event of a change of control of the Company.

The following table sets forth information concerning the contributions made by the Named Executive Officers to their respective accounts, withdrawals and distributions from those accounts during the year ended December 31, 2010, and the aggregate balance of those accounts at December 31, 2010. As of December 31, 2010, Dr. Eshelman, General Grange and Mr. Darazsdi were the only Named Executive Officers participating in our nonqualified deferred compensation plan.

Nonqualified Deferred Compensation in Fiscal 2010

Name	Executive Contributions in 2010(1)	Registrant Contributions in 2010(2)	Aggregate Earnings in 2010(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2010(4)

Fredric N. Eshelman	$40,000	$48,682	$404,020	$0	$3,762,988

David L. Grange	0	33,882	265,504	0	1,759,814

William J. Sharbaugh	0	0	0	0	0

Daniel G. Darazsdi	101,781	0	3,139	0	194,006

Christine A. Dingivan	0	0	0	0	0

(1)	Dr. Eshelman’s contribution in 2010 consisted of a deferral of a portion of his non-equity incentive plan compensation in the amount of $40,000. Mr. Darazsdi’s contribution in 2010 consisted of a deferral of a portion of his non-equity incentive plan compensation in the amount of $75,000 and $26,871 in salary deferral.

(2)	Pursuant to the terms of the Company’s Equity Compensation Plan, all deferred restricted stock outstanding as of the date of the spinoff of Furiex Pharmaceuticals, Inc. were equitably adjusted to maintain their intrinsic value. This column represents the value of the additional restricted stock units accrued for Dr. Eshelman and General Grange as a result of the equitable adjustments.

(3)	This amount reflects aggregate interest dividends paid on stock and other earnings and losses accrued during the year.

(4)	Except for market interest and dividend equivalents accrued under our deferred compensation plan, the amounts in the Named Executive Officer’s deferred compensation account at fiscal year-end were previously reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years. The aggregate balance of Dr. Eshelman’s deferred compensation account as of December 31, 2010 consisted of $1,123,058 of deferred cash compensation and $2,639,930 of deferred restricted stock. The aggregate balance of General Grange’s deferred compensation account as of December 31, 2010 consisted entirely of deferred restricted stock. The aggregate balance of Mr. Darazsdi’s deferred compensation account as of December 31, 2010 consisted entirely of deferred cash compensation.

Employment Agreements

On May 19, 2009, we entered into an amended and restated employment agreement, effective July 1, 2009, with Fredric N. Eshelman in connection with his promotion to Executive Chairman of the Board of Directors of the Company. The amended and restated employment agreement has an initial term of one year, with automatic one-year renewals thereafter unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. In the event Dr. Eshelman were to voluntarily terminate his employment upon 30 days notice to the Company because his duties or compensation were significantly reduced, he will be paid his base salary for a period of twelve months after the date of termination. Dr. Eshelman’s current base salary is $740,000.

David L. Grange, Chief Executive Officer, entered into an employment agreement with the Company effective July 1, 2009. The employment agreement has an initial term of two years, with automatic one-year renewals thereafter unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. As previously announced, General Grange will retire as the Chief Executive Officer and a director of the Company effective May 18, 2011. His employment agreement will therefore not be renewed and will terminate on the effective date of his retirement. To facilitate the transition of General Grange’s duties and responsibilities to a new Chief Executive Officer, the Company entered into a consulting agreement with him on February 4, 2011, effective as of May 19, 2011, pursuant to which General Grange will receive $50,000 per month from the effective date of the agreement through December 31, 2011. The Company also entered into a separation and release agreement with General Grange on February 4, 2011, effective as of May 18, 2011, pursuant to which the Company will pay for General Grange’s COBRA health benefits through the earlier of the expiration of his COBRA benefits or the date on which he obtains health benefits from another employer. In addition, this agreement provides that General Grange’s nonqualified stock options and restricted stock will continue to vest through December 31, 2011, at which time any unvested stock options and unvested restricted stock will expire. The Company also agreed to waive any right to repayment of a sign-on bonus and relocation expenses paid to General Grange at the time of his initial employment. General Grange’s current base salary is $600,000.

William J. Sharbaugh, Chief Operating Officer, entered into an employment agreement with the Company effective May 31, 2007. The employment agreement had an initial term of one year, with automatic one-year renewals thereafter unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. In the event we were to terminate Mr. Sharbaugh’s employment without cause, he will be paid his base salary to the date of termination. Mr. Sharbaugh’s current base salary is $406,825.

Daniel G. Darazsdi, Chief Financial Officer, entered into an employment agreement with the Company effective October 1, 2007. The employment agreement has an initial term of two years, with automatic one-year renewals thereafter unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. In the event we were to terminate Mr. Darazsdi’s employment without cause, he will be paid the greater of one year’s base salary or the salary for the remaining term of the agreement. Mr. Darazsdi’s current base salary is $387,972.

Christine A. Dingivan, Executive Vice President and Chief Medical Officer, entered into an employment agreement with the Company effective July 28, 2008. The employment agreement has an initial term of one year, with automatic one-year renewals thereafter unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. In the event we were to terminate Dr. Dingivan’s employment without cause, she will be paid her base salary to the date of termination. Dr. Dingivan’s current base salary is $381,367.

Change in Control Severance Agreements

We have entered into change in control severance agreements with certain Named Executive Officers. Each agreement provides for a severance payment upon termination of the executive officer’s employment, other than for cause, within one year after a change in control of the Company, including constructive termination of employment due to a substantial diminution in duties, reduction in base salary or required relocation. The amount of the severance payment equals a factor times the sum of (i) the executive officer’s base salary for the 12-month period prior to termination of employment plus (ii) the greater of (A) the executive officer’s target incentive award under the Company’s incentive compensation plan in effect immediately prior to termination of employment or (B) the average of the cash awards received by the executive officer in the two successive 12-month periods immediately prior to termination of employment. Dr. Eshelman and General Grange are entitled to a severance payment equal to three times the severance amount as calculated above. Mr. Darazsdi, Mr. Sharbaugh and Dr. Dingivan are entitled to a severance payment equal to two times the severance amount calculated above. If triggered, the Company is obligated to make the severance payment to the executive officer in a lump sum within 30 days following the termination of employment with the Company.

In addition to the severance payment, all outstanding unvested stock options and unvested restricted stock granted at least six months prior to the executive officer’s termination of employment will vest upon termination. The Company is also obligated to continue to pay for and provide the benefits that the executive officer was receiving immediately prior to termination of employment, including health, dental, vision, wellness, accidental death and dismemberment, disability, and group term life insurance benefits. Dr. Eshelman, General Grange, Mr. Darazsdi, Mr. Sharbaugh and Dr. Dingivan are entitled to these benefits for two years following termination of their employment. If triggered, the Company may discontinue providing these benefits to any executive officer on the date on which he or she becomes eligible for similar coverage under another employer’s plan. The Company will also pay all legal expenses incurred by an executive officer in successfully enforcing the change in control severance agreement. The Company is not obligated to “gross up” an executive officer’s compensation for any excise, income or other tax due with respect to the severance benefits payable under these agreements.

If a severance payment had been triggered under these agreements on December 31, 2010, the Company would have been obligated to make the following payments to the Named Executive Officers whose agreements were in effect:

Name	Lump Sum	Benefits ($ per year) and (# of Years) (1)		Value of Options that Would Vest (2)	Value of Restricted Stock that Would Vest (3)	Total

Fredric N. Eshelman	$3,774,000	$18,392	2 years	$913,277	$0	$4,724,061
David L. Grange	3,060,000	13,220	2 years	1,518,592	1,039,462	5,644,494
William J. Sharbaugh	1,200,310	13,220	2 years	555,515	0	1,782,265
Daniel G. Darazsdi	1,147,749	28,340	2 years	544,334	0	1,748,757
Christine A. Dingivan	1,037,999	9,932	2 years	334,602	0	1,392,465

(1)	The dollar amount in this column is based on the cost of benefits as of December 31, 2010. Actual costs for the covered year(s) could differ.

(2)	The value equals the number of options that would vest times the difference between $27.14, the closing price of the Company’s common stock on the Nasdaq Global Select Market on December 31, 2010, and the exercise prices for the underlying stock options.

(3)	The value equals the number of shares of restricted stock that would vest times $27.14, the closing price of the Company’s common stock on the Nasdaq Global Select Market on December 31, 2010.

Corporate Aircraft Policy

In part because our headquarters is located in Wilmington, North Carolina, which is not a major commercial airport hub, and to increase the efficiency of our executives by helping them avoid the delays of commercial air travel, we have corporate aircraft and our Board of Directors has adopted a corporate aircraft policy. The policy provides guidelines for the use of any aircraft owned, leased or operated by the Company, and is intended to ensure the efficient operation of those aircraft. This policy also permits the Named Executive Officers and the Lead Independent Director of our Board of Directors to use the Company’s aircraft for personal use up to a specified maximum number of miles per year. The maximum is 30,000 miles for the Executive Chairman, 35,000 miles for the Chief Executive Officer, 15,000 for the Lead Independent Director, 10,000 for the Chief Operating Officer and 5,000 miles per year for the other Named Executive Officers. The personal use of our aircraft by these executive officers in 2010 is included in the Summary Compensation Table under “All Other Compensation” and detailed in the footnotes to that table.

Compensation Committee Interlocks and Insider Participation

Mr. McNeill, Chairman, Dr. Bondurant, Ms. Klema and Dr. Mario were the members of the Compensation Committee in 2010. Mr. McNeill served as the Company’s President from 1989 until 1993. He has not been an executive officer or employee of the Company since 1993. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Report of the Finance and Audit Committee

The Finance and Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2010. The Committee has discussed with the independent auditors of those financial statements, Deloitte & Touche LLP, or D&T, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Committee has received the written disclosures and the letter from D&T required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, and has discussed with D&T its independence. The Committee has also considered whether the provision of (1) financial information systems design and implementation services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X and (2) services other than the audit of the Company’s financial statements and financial information systems design and implementation services were compatible with maintaining D&T’s independence.

Based on the review and discussions referred to in the foregoing paragraph, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Board of Directors certifies that the Company has, and will continue to have, a Finance and Audit Committee that has at least three members, comprised solely of directors each of whom: (1) meets the definition of independence in Rule 5605(a)(2) of the Nasdaq Stock Market listing rules; (2) meets the independence requirements in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934; (3) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three fiscal years; and (4) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Board of Directors further certifies that the Committee has at least one audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K, namely Frederick Frank. The Committee reviewed and reassessed the adequacy of its charter in February 2011.

The Finance and Audit Committee pre-approves the engagement of the Company’s independent auditor to render any audit services to the Company. The Finance and Audit Committee also pre-approves any other engagement of the Company’s independent auditor, which is limited to specified permitted non-audit services on a case-by-case basis. The Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

Submitted by:	THE FINANCE AND AUDIT COMMITTEE

Frederick Frank, Chairman
Stuart Bondurant
Catherine M. Klema
Terry Magnuson
John A. McNeill, Jr.

Fees Paid to the Independent Registered Public Accounting Firm

For the years ended December 31, 2010 and 2009, D&T performed professional services for the Company. The professional services provided by D&T and the fees billed for those services are set forth below.

Audit Fees

The aggregate fees billed by D&T for the integrated audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2010 and 2009, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during those fiscal years, were $2,185,000 and $2,156,000, respectively.

Audit-Related Fees

The aggregate fees billed by D&T for assurance and related services that were reasonably related to the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2010 and 2009, and which are not included in the amounts disclosed above under the caption “Audit Fees,” were $441,000 and $476,000, respectively.

Tax Fees

The aggregate fees billed by D&T for tax services for the fiscal years ended December 31, 2010 and 2009 were $75,000 and $173,000, respectively. These fees related to due diligence services related to acquisitions, tax compliance services for employee benefit plans and general tax compliance services.

All Other Fees

The aggregate fees billed by D&T for services other than those reported above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $6,000 and $7,000 for the fiscal years ended December 31, 2010 and 2009, respectively. These fees related to subscriptions to an on-line accounting research database.

Related Party Transactions

Nasdaq rules and the charter of the Finance and Audit Committee of the Board of Directors require any related party transaction to be reviewed and approved by the Committee. A related party transaction is any transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. To properly process related party transactions, the Board of Directors has adopted written procedures for such transactions between the Company or any of its subsidiaries and any director, nominee for director, executive officer or holder of more than 5% of the Company’s voting stock, and any immediate family member of such persons.

Each director and executive officer of the Company must provide annually to the Company’s General Counsel a list of any existing or potential related party transactions and the material facts about such transactions. The General Counsel will annually inquire in writing of any holder of more than 5% of the Company’s voting stock as to whether it is aware of any related party transactions. The General Counsel will provide the information, as well as his assessment of any transaction, to the Finance and Audit Committee for its review. The Finance and Audit Committee will consider the transaction at its next meeting unless the chair of the Committee calls a special meeting to consider the transaction. In accordance with the Finance and Audit Committee charter, any related party transaction must be approved in advance by a majority of the disinterested Committee members.

In May 2010, a proposed time-sharing agreement between the Company and Iron Bar Enterprises, LLC, a company owned and controlled by Dr. Eshelman, was submitted to the Finance and Audit Committee pursuant to the Company’s related party transaction procedures. Under the time-sharing agreement, the Company can lease an aircraft owned by Iron Bar for business use on an “as-needed” and “as-available” basis. If leased, the Company is obligated to pay Iron Bar amounts specified in the agreement and Section 91.501(d)(1)-(9) of the federal aviation regulations, which cover the costs associated with each flight such as fuel costs, travel expenses for the flight crew, landing fees, airport fees and taxes, flight-specific insurance (if any) and flight planning costs. The Finance and Audit Committee approved the proposed time sharing agreement, which was subsequently entered into by the parties. In 2010, the Company leased Iron Bar’s aircraft pursuant to the time sharing agreement and paid Iron Bar the total sum of $43,950.

Other than the time-sharing agreement described above, the Company did not engage in any related party transactions in 2010. Based on the procedures outlined above, as of the date of this proxy statement, we are not aware of any other existing or potential related party transactions.

Deadline for Receipt of Shareholder Proposals

Under Rule 14a-8 of the Securities Exchange Act, shareholder proposals to be included in the proxy statement for our next annual meeting of shareholders must be received by the Company not later than December 2, 2011. Under the Company’s bylaws, shareholder proposals to be considered at our next annual meeting must be received by the Company not more than 90 and not less than 50 days prior to that meeting. All submissions must comply with all of the requirements of the Company’s bylaws and Rule 14a-8. Proposals should be mailed to B. Judd Hartman, Secretary, Pharmaceutical Product Development, Inc., 929 North Front Street, Wilmington, North Carolina 28401.

Management’s proxy holders for the next annual meeting of shareholders will have discretion to vote proxies given to them on any shareholder proposal of which we do not have notice prior to February 15, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and shareholders are required by regulations under the Securities Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that during 2010 all of our officers, directors and shareholders described above complied with all Section 16(a) filing requirements other than a Form 3 to register Dr. Lee Babiss as a reporting person which was filed on November 2, 2010 and should have been filed by October 10, 2010.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the SEC is accessible free of charge at http://www.ppdi.com/2010Form10-K. It contains audited financial statements covering our fiscal years ended December 31, 2010, 2009 and 2008. You can request a copy of our Annual Report on Form 10-K free of charge by calling Luke Heagle, Executive Director of Investor Relations, at 910.558.7585 or mailing a request to Mr. Heagle at Pharmaceutical Product Development, Inc., 929 North Front Street, Wilmington, North Carolina 28401. Please include your contact information with the request.

By Order of the Board of Directors

/s/ David L. Grange

David L. Grange

Chief Executive Officer

APPENDIX A

Pharmaceutical Product Development, Inc.

Compensation Committee Charter

Adopted December 2, 2010

Organization

The Compensation Committee (the “Committee”) of the Board of Directors of Pharmaceutical Product Development, Inc. (the “Company”) was established pursuant to Article III, Section 8 of the Bylaws of the Company. The Board of Directors will appoint Committee members annually for a term of one year. The Board of Directors will also appoint the chairperson for the Committee. The Committee will consist of not less than three nor more than five directors. All Committee members shall meet the independence requirements of the listing standards of the Company’s principal stock exchange (subject to any applicable exceptions permitted under such listing standards) and any other applicable laws, rules and regulations governing independence.

Purpose

The purpose of the Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and employees, and relating to the administration of the Company’s equity compensation, retirement, incentive compensation and benefit plans generally.

Duties and Responsibilities

The Committee shall have the following specific duties and responsibilities:

—

The Committee shall have the sole authority to determine the compensation of the Company’s Executive Chairman and Chief Executive Officer and to review and approve the compensation of the Company’s other executive officers.

—	The Committee, to the extent it deems necessary or appropriate, shall:

—

Annually review and approve the compensation of the Company’s Executive Chairman and Chief Executive Officer and other executive officers, including such goals and objectives relevant to the executive officers’ compensation that the Committee, in its discretion, determines are appropriate, evaluate their performance in light of those goals and objectives, and set their compensation based on this evaluation. In determining the compensation of the Executive Chairman and Chief Executive Officer, the Committee shall not permit the Executive Chairman or Chief Executive Officer to participate in its deliberations regarding their respective compensation. The Committee shall be entitled to consider the recommendations of the Executive Chairman in connection with the compensation of the Chief Executive Officer and, in the Committee’s discretion, the Executive Chairman may participate in the Committee’s deliberations with respect thereto. The Committee shall be entitled to consider the recommendations of the Chief Executive Officer in connection with the compensation of other executive officers and, in the Committee’s discretion, the Chief Executive Officer may participate in the Committee’s deliberations with respect thereto.

—

Review and approve the compensation of other officers and employees of the Company that the Committee may specify from time to time, and delegate authority to specified executive officer(s) to review and approve the compensation of other non-executive officer employees.

—

The Committee shall annually review with the Chief Executive Officer and any other officer or member of management, as appropriate, the material criteria used by the Chief Executive Officer and management in evaluating employee performance throughout the Company and in establishing appropriate compensation, retention, incentive, severance and benefit policies and programs.

A-1

—

The Committee shall prepare any analysis or report on executive compensation required to be included in the Company’s proxy statement and periodic reports pursuant to applicable federal securities rules and regulations, and recommend the inclusion of such analysis or report in the Company’s proxy statement and periodic reports.

—	The Committee shall annually review the compensation of the Company’s directors and recommend changes to the Board of Directors.

—

The Committee shall oversee the administration of, and periodically review and make changes to, the incentive compensation plans, equity-based compensation plans, and any material employee benefit, bonus, retirement, severance and other compensation plans of the Company. The Committee’s review shall include analysis of whether, and if so the extent that, risks arising from the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company. The Committee may delegate authority to specified executive officer(s) to review and approve equity awards to certain non-officer employees as the Committee may specify from time to time in accordance with the plan under which such awards are made.

—	The Committee shall perform such duties and responsibilities as may be assigned to the Committee under the terms of any compensation plan of the Company.

—	In addition to the specific powers set forth in this charter, the Committee shall have such powers as may be necessary or appropriate for it to efficiently carry out its duties hereunder.

General

—	The Committee shall meet at least four times each year, and more frequently as it determines necessary, and at such times and places as it deems appropriate.

—	The Committee shall regularly update the Board of Directors about its activities and recommendations.

—

To carry out its duties and responsibilities, the Committee may retain a compensation consulting firm and other advisors as it deems appropriate to assist it in the evaluation of the compensation of directors, the Executive Chairman, the Chief Executive Officer or the other officers of the Company, and the fulfillment of its other duties. The Committee shall consider all appropriate factors when selecting advisors, and have sole authority to approve related fees and retention terms of any such consulting firm or other advisor.

—	The Committee shall review and assess the adequacy of this charter annually and recommend changes to the Board of Directors. The Board of Directors must approve any amendments to this charter.

—	The Committee shall have full access to all books and records of the Company in carrying out its duties under this charter.

A-2

Driving Directions to Annual Meeting

From ILM Airport

Start out going WEST on AIRPORT BLVD toward TRASK DR.	1.0 Mile

Turn LEFT onto N 23RD ST.	0.5 Miles

Merge onto US-74 W/MARTIN LUTHER KING JR PKWY.	1.8 Miles

US-74 W/MARTIN LUTHER KING JR PKWY becomes CORNELIUS HARNETTE DR.	0.2 Miles

Turn SLIGHT RIGHT onto N FRONT ST.	0.2 Miles

929 N FRONT ST is on the RIGHT

From West (Raleigh)

I-40 E towards WILMINGTON

Take the I-140/US-17 exit, EXIT 416 A-B, toward TOPSAIL ISLAND/NEW BERN/MYRTLE BEACH	0.2 Miles

Merge onto I-140 W/US-17 S via EXIT 416A toward SHALLOTTE/MYRTLE BEACH	7.0 Miles

Merge onto US-17 S/US-421 S/FRANCIS PETER FENSEL HWY via EXIT 14 toward MYRTLE BEACH/CAROLINA BEACH	3.0 Miles

Turn LEFT onto NC-133	0.4 Miles

Turn SLIGHT RIGHT toward WILMINGTON DOWNTOWN	0.1 Miles

Stay STRAIGHT to go onto ramp	0.1 Miles

Merge onto CORNELIUS HARNETTE DR.	0.0 Miles

Turn SLIGHT RIGHT onto N FRONT ST.	0.2 Miles

929 N FRONT ST is on the RIGHT

From West (Charlotte)

US-74 E towards MONROE

Merge onto US-17 N/US-421 N/US-74 N/NC-133 N toward I-140/JACKSONVILLE/WRIGHTSVILLE BEACH/CLINTON	2.0 Miles

Turn RIGHT onto NC-133	0.4 Miles

Turn SLIGHT RIGHT toward WILMINGTON DOWNTOWN	0.0 Miles

Turn SLIGHT RIGHT onto ramp	0.1 Miles

Merge onto CORNELIUS HARNETT DR.	0.0 Miles

Turn SLIGHT RIGHT onto N FRONT ST.	0.2 Miles

929 N FRONT ST is on the RIGHT

ANNUAL MEETING OF SHAREHOLDERS OF

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

May 18, 2011

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The proxy statement, form of proxy card and 2010 annual report to shareholders are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25511.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20830403030000000000 4	051811

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, A VOTE “FOR” PROPOSALS 2 AND 4, AND A VOTE OF “1 YEAR” FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF DIRECTORS: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Stuart Bondurant, M.D. O Vaughn D. Bryson O Fredric N. Eshelman, Pharm.D. O Frederick Frank O Robert A. Ingram O Terry Magnuson, Ph.D. O Ernest Mario, Ph.D. O Ralph Snyderman, M.D.		2. TO PROVIDE AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, COMMONLY REFERRED TO AS A “SAY-ON-PAY” VOTE.		FOR ☐	AGAINST ☐	ABSTAIN ☐

			3. TO PROVIDE AN ADVISORY VOTE ON THE FREQUENCY OF “SAY-ON-PAY” VOTES.	1 year ☐	2 years ☐	3 years ☐	ABSTAIN ☐
			4. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.		FOR ☐	AGAINST ☐	ABSTAIN ☐
			5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.		FOR ☐	AGAINST ☐	ABSTAIN ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 4, 1 year for Proposal 3 and in the discretion of the proxies with respect to any other matters properly brought before the shareholders at the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐	¢

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

Proxy for Annual Meeting of Shareholders on May 18, 2011

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints General David L. Grange and B. Judd Hartman, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the annual meeting of shareholders of Pharmaceutical Product Development, Inc., to be held May 18, 2011 at 929 North Front Street, Wilmington, North Carolina 28401, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side)

¢	14475	¢